UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Kaiser Aluminum Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO OUR STOCKHOLDERS

FROM OUR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

AND OUR LEAD INDEPENDENT DIRECTOR

April 28, 2026

Dear Stockholder:

On behalf of our Board of Directors and management team, we thank you for your continued support of Kaiser Aluminum Corporation. It is our pleasure to invite you to attend the Annual Meeting of Stockholders to be held at the Company's corporate office at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067, on Thursday, June 4, 2026, at 9:00 a.m. Central Time. While we do not expect to make a separate presentation, we expect our directors and officers to be present at the Annual Meeting and available to respond to any questions you may have.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible. Details of the business to be conducted at the Annual Meeting are included in this Proxy Statement, which we encourage you to read carefully. You may submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope. If you plan to attend the Annual Meeting, please review the information on attendance provided in this Proxy Statement.

We would like to share with you several areas of particular significance in advance of our Annual Meeting and in connection with our distribution of this Proxy Statement:

2025 PERFORMANCE HIGHLIGHTS

2025 was a defining year for Kaiser as we advanced our strategy and delivered strong performance. We are proud of our team’s dedication and the progress achieved in a complex market environment as we executed on objectives we believe will position Kaiser to continue to achieve long‑term value creation. Importantly, we strengthened our balance sheet and completed the most significant capital investment cycle in our recent history. Our unwavering focus on serving the evolving needs of our customers remained central to our success and will continue to guide us in the years ahead.

We delivered 2025 net sales and conversion revenue of $3.37 billion and $1.45 billion, respectively. Additionally, we were pleased to report enhanced profitability with 2025 net income of $113 million, or $6.77 per diluted share, along with record adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) of $310 million. This resulted in margin improvement to 3.4% from 2.2% in 2024 and in a significant improvement in our adjusted EBITDA margin (which is calculated as adjusted EBITDA as a percentage of conversion revenue) to 21.3% from 16.6% in 2024. Please refer to “Appendix A” of this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) measures to non-GAAP measures such as conversion revenue, adjusted EBITDA and adjusted EBITDA margin.

We ended 2025 with ample liquidity, underscoring the strength of our balance sheet and the progress made in improving our capital structure. During the year, we extended the term of our $575 million revolving credit facility to 2030, completed a $500 million offering of senior notes due 2034, and redeemed all $500 million aggregate

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principal amount of our notes due 2028. In addition, our enhanced profitability enabled us to reduce our net leverage to 3.4x at December 31, 2025 from 4.3x at December 31, 2024, further strengthening our long-term financial flexibility. Our capital allocation priorities remain focused on investing in high return organic growth opportunities, maintaining a strong balance sheet, and returning capital to our stockholders.

As a specialty metals company, we supply highly-engineered aluminum solutions designed to meet the critical performance requirements of the demanding end markets we serve, including aerospace and high strength, packaging, general engineering, automotive extrusions, and other industrial applications. In aerospace and high strength, we navigated a transitional year as destocking eased and demand in business jet, defense, and space applications remained solid, positioning the business to support rising commercial aircraft build rates in 2026. Packaging advanced its mix shift toward coated products, supported by strong underlying demand trends. General engineering benefited from low customer inventories and steady demand for our KaiserSelect® products, while automotive remained resilient amid market uncertainty.

Our position as a preferred supplier is anchored in superior product quality, on-time delivery, and service excellence, supported by a deep understanding of the evolving needs of our customers. The completion of our multi-year investment cycle positions us to participate meaningfully in a rebound across key markets and continue guiding the business decisions that shape our path forward. In 2025, we completed both the commissioning of our fourth coating line at our Warrick rolling mill, which enables the conversion of approximately 25% of our existing mix to higher margin coated products for packaging customers, and the execution of the Phase VII expansion at our Trentwood rolling mill to increase capacity for high value flat rolled products serving aerospace and general engineering applications.

CORPORATE VALUES & SUSTAINABILITY

Our corporate values of being a preferred investment, a preferred supplier, a preferred employer, a preferred customer, and a valued corporate citizen continue to guide how we pursue sustainable business value creation and form the foundation of our culture and strategy. In 2025, we:

•
Enhanced our position as a preferred investment by delivering long-term value to our stockholders through disciplined capital allocation, strong governance, and consistent stockholder returns. In 2025, we invested $137 million in capital expenditures and returned $51 million to our stockholders through quarterly dividends, marking our 19th consecutive year of dividend payments. Major project execution is now largely behind us, allowing us to intensify our focus on reducing manufacturing and operating costs to maximize returns. We remain committed to our ongoing board refreshment, stakeholder engagement, and compensation practices that support long-term growth and stockholder feedback.
•
Advanced our role as a preferred supplier by delivering best-in-class customer service, expanding our KaiserSelect® product portfolio, and progressing toward our 2030 GHG emissions intensity reduction targets. Circularity remains central to both Kaiser and the aluminum industry, and we continue to work with our customers, suppliers, and industry partners to increase the use of recycled aluminum.
•
Strengthened our standing as a preferred employer through our continued focus on safety, including strong total case incident rate, lost-time case incident rate, and days away, restricted or transferred rates, leadership development and workforce engagement. We also expanded recruitment and retention efforts, advanced leadership and development programs, and sustained a clear focus on career advancement and succession planning that builds a strong leadership pipeline for Kaiser.
•
Maintained our commitment as a preferred customer by partnering closely with our suppliers to secure quality, reliable, and responsible sourcing consistent with our Supplier Code of Conduct and Conflict Minerals Sourcing Policy.

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•
Continued to serve as a valued corporate citizen by prioritizing social responsibility across our operating communities, engaging local stakeholders to understand and help address community needs, including through formal mechanisms such as the Warrick facility Community Advisory Board, and providing financial and in-kind support in areas of impact.

SUMMARY

We are proud of the results our team delivered in 2025, which strengthened our competitive position and set Kaiser up for continued growth in 2026. Our focused portfolio of high performance and application-specific solutions in select and diversified markets, along with stronger market visibility and the capabilities we have built across the business, reinforce our ability to deliver sustainable long-term value for stockholders. Across our portfolio, we are sharpening our focus on cost reduction, operating leverage, and customer service excellence to increase returns. As we celebrate Kaiser’s 80th anniversary, we enter 2026 with strong momentum, solid visibility across our end markets, and the benefit of having largely completed major growth investments. This positions us to focus on harvesting returns, expanding margins, and generating meaningful free cash flow. Our five corporate values will continue to guide how we lead, invest, and deliver value as we move into this next chapter.

Thank you to our stockholders, employees and their families, customers, suppliers, and all stakeholders for their continued commitment and support of Kaiser.

Keith A. Harvey	Michael C. Arnold
Chairman of the Board, President and Chief Executive Officer	Lead Independent Director

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Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 4, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum Corporation (the "Company") will be held at the Company's corporate office, located at 1550 McEwen Drive, Suite 500, Franklin, Tennessee 37067, on Thursday, June 4, 2026, at 9:00 a.m., Central Time, for the following purposes:

(1)
To elect three members to our board of directors for three-year terms to expire at our 2029 annual meeting of stockholders;
(2)
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
(3)
To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026;
(4)
To approve the amendment and restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan; and
(5)
To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. This notice and the accompanying proxy materials are being mailed or made available to stockholders on or about April 28, 2026.

The close of business on April 17, 2026 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

April 28, 2026
Franklin, Tennessee

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about our directors and their respective qualifications may be found beginning on page 5.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
James D. Hoffman	67	September 2025	Retired President and Chief Executive Officer, Reliance, Inc.	✓	•	Compensation
					•	Nominating and Corporate Governance
Glenda J. Minor	69	June 2025	Chief Executive Officer and Principal, Silket Advisory Services	✓	•	Audit
					•	Compensation
Brett E. Wilcox	72	July 2006	Chief Executive Officer, Cvictus	✓	•	Audit
					•	Executive
					•	Sustainability

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 12.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.

Additional information about the independent registered public accounting firm may be found beginning on page 15.

Proposal 4 - Approval of the Amendment and Restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan

The board of directors recommends a vote "FOR" the approval of the amendment and restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan.

Additional information about the amendment and restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan may be found beginning on page 15.

PROXY STATEMENT SUMMARY

Our financial results for 2025 exceeded our outlook and reflected a year of consistent execution. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

2025 PERFORMANCE HIGHLIGHTS(1)
Shipments	Net Sales	Net Income	Adjusted Net Income	Conversion Revenue	Adjusted EBITDA	Net Income Per Diluted Share	Adjusted Earnings Per Diluted Share
1.1	$3.37	$113	100	$1.45	$310	$6.77	$6.03
Billion lbs	Billion	Million	Million	Billion	Million

•	Record Adjusted EBITDA

•	Continued expansion of Adjusted EBITDA margin

•	Strong results reflecting a year of consistent execution

•	Packaging roll coat expansion at our Warrick rolling mill commissioned and operational

•	On-time and under-budget completion of Phase VII expansion project at our Trentwood rolling mill

•	Execution of long-term packaging agreements

_____________

(1)
See Appendix A of this Proxy Statement for reconciliations of measures from GAAP to non-GAAP. While our use of terms such as EBITDA, “adjusted” or "Conversion Revenue" is not intended to be (and should not be relied on) in lieu of the comparable captions under GAAP to which these metrics are reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

Our corporate values serve as the foundation for our culture and guiding principles driving our daily operations, strategic initiatives and long-term success.

PREFERRED INVESTMENT

•	Leading North American specialty aluminum mill products company
	•	Strong diversified portfolio
	•	Leading position in strategic end markets
	•	Long-term earnings growth potential
	•	Financial strength and operational flexibility
	•	Sustainability driven products and solutions

i

•	Balanced capital allocation priorities
	•	Organic investments
• Invested $137 million in 2025 in capital expenditures, primarily to support our growth activities at Warrick and Trentwood, as well as ongoing sustainability projects
• Capital expenditures of greater than 1.5x depreciation since 2007
	•	Inorganic growth
• Opportunistic investment for strategic value creation
	•	Regular dividends
• Returned $51 million in 2025 to our shareholders through quarterly cash dividend payments, marking our 19th consecutive year without reduction or suspension

•	Strong governance practices
	•	Highly engaged and independent Board with a breadth of experience and diversity in perspective and background
	•	Ongoing commitment to Board refreshment - 60% of directors have a tenure of six years or less
	•	Robust and multi-tiered Board and Committee annual assessment process
	•	Continuing focus on identifying critical skills needed to support execution of company strategy and Board succession planning
•

Rigorous director nomination process, including directors nominated by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC ("USW") under our Director Designation Agreement

•	Thoughtful compensation practices
	•	Over 80% of CEO target compensation is “at-risk”, with approximately 50% subject to stringent performance metrics
	•	Approximately 60% to 70% of the target compensation of the other named executive officers is “at-risk”, with approximately 45% subject to stringent performance metrics
	•	Compensation programs supported by best practices and aligned with our strategic objectives and stockholder interests
	•	Continued stockholder support for executive compensation (98.2% approval in 2025)

PREFERRED SUPPLIER

•	Product innovation
•

Differentiation through broad offering of KaiserSelect® line of products, engineered and manufactured to provide superior consistency resulting in better performance, lower waste and in many cases, lower production costs for our customers

	•	Recently engineering of a new product line – KaiserSelect ® Next Gen, delivering next level performance for our customers

•

On track to meet our 2030 GHG emissions reduction targets to reduce our total Scope 1 and 2 emissions intensity by 20%, Scope 3 estimated emissions intensity by 35%, and Scope 1, 2 and 3 estimated emissions intensity by 30%, as compared to our 2019 levels

PREFERRED EMPLOYER

•

Maintained solid safety performance, including strong total case incident rate ("TCIR") and lost-time case incident rate ("LCIR") and continued focus on leading indicators to reduce the risk of safety incidents

•	Continued to expand recruitment, development, promotion and retention strategies for qualified employees from a broad range of perspectives and backgrounds

•

Continued delivery of leadership and development training, including the Kaiser Leadership, Leader of Leaders, Front Line Leadership Development, and Metallurgy Excellence and Technical Strength Programs

•	Continued to incorporate Corporate Values education and awareness into training resources and development programs

PREFERRED CUSTOMER

•

Maintained stand-alone Supplier Code of Conduct Policy clearly communicating our expectations regarding compliance with all laws and regulations, ethical business conduct, conflict mineral sourcing and responsible management of environmental resources

•	Continued engagement with suppliers to support continuous improvement and advance our collective sustainability goals

VALUED CORPORATE CITIZEN

•	Continued active engagement with stockholders, including meeting with stockholders holding more than 50% of our outstanding shares over the past year

•	Prioritized stakeholder engagement, community outreach and charitable sponsorship across our operational footprint

EXECUTIVE COMPENSATION HIGHLIGHTS

Our incentive programs are designed to “pay for performance,” and we expect payouts to be impacted by business/economic conditions. As described in further detail in the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our 2025 compensation program was developed and designed to:

•
align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing total shareholder return ("TSR");
•
attract, motivate and retain highly experienced executives with significant industry experience vital to our short-term and long-term success, profitability and growth;
•
deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority;
•
tie our executive compensation to our ability to pay and safety, quality and delivery and individual performance directly linked to our strategic initiatives; and
•
require strong financial performance as we continue to invest in our business

In 2025, the compensation of our named executive officers consisted primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level and scope of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;
•
a short-term annual cash incentive (1) payable only if our company achieved certain Adjusted EBITDA, safety, quality, and delivery performance, (2) with positive and negative adjustments to individual awards, in exceptional instances, approved by our compensation committee, based on individual, facility, and/or functional area performance, as well as performance against other strategic initiatives, and (3) capped at 2.5 times target; and
•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, which vest, if at all, based on our performance against demanding underlying metrics over the applicable three-year performance period.

Because grants under our long-term incentive program are outstanding for three years, at any time we have three over-lapping long-term incentive programs outstanding. The underlying metrics applicable to the performance shares can vary as our compensation committee assesses the effectiveness of our outstanding programs, metrics critical to our long-term success, feedback from our stockholders and compensation trends. The following table describes the performance share metrics (described more fully below) for our 2023-2025, 2024-2026 and 2025-2027 long-term incentive programs:

Performance Share Metrics	2023-2025	2024-2026	2025-2027
Relative TSR	60%	60%	60%
Adjusted EBITDA Margin	40%	40%	40%

Our compensation committee, working with its independent compensation consultant, Meridian Compensation Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2025, our compensation committee approved a 22-company peer group more fully described in our CD&A section. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

Pay for Performance

The table below summarizes the performance metrics under our 2025 short-term incentive plan ("2025 STI Plan") and 2025-2027 long-term incentive plan initiated in 2025 ("2025-2027 LTI Plan") for our named executive officers:

Incentive Program	Performance Metric*	Weighting	Modifier**	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	85%	Individual	+/- 100%
	Safety (TCIR & LCIR)	5%
	Quality	5%
	Delivery	5%
Long-Term Incentive Plan	Relative TSR	60%
	Adjusted EBITDA Margin	40%

_______________

* Safety performance is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"). Quality performance is measured using our no-fault claim rate. Delivery performance is measured by our on-time delivery rate.

** As noted, the individual modifier is discretionary and, with respect to our executive officers, only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives.

The following summarizes the key features and our performance against the metrics under our 2025 STI Plan and our 2023-2025 long-term incentive plan completed in 2025 ("2023-2025 LTI Plan"):

2025 STI Plan

FEATURES
•	Pay for performance
•	Rigorous performance goals based on Adjusted EBITDA, safety, quality and delivery
•	Strong linkage between performance goals and financial performance as well as strategic non-financial results
•

In exceptional instances approved by the compensation committee, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	Maximum payout capped at 2.5 times the participant target
•	Rigorous participant performance goals

The final multiplier of our 2025 STI Plan, including the impact of all performance metrics, was 1.85x. The table below summarizes the performance metrics and payout potential under our 2025 STI Plan and our performance against each of the metrics:

Metric	Weighting	Payout Potential				Final Multiplier*
		Below Threshold	Threshold	Target	Maximum
Adjusted EBITDA	85.0%	0.00x	0.425x	0.850x	1.700x	1.70x
TCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.03x
LCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.02x
Quality	5.0%	0.00x	0.000x	0.050x	0.100x	0.00x
Delivery	5.0%	0.00x	0.000x	0.050x	0.100x	0.10x
Total	100%	0.00x	0.425x	1.000x	2.000x	1.85x

__________________________

*Total may not sum due to rounding.

2023-2025 LTI Plan

FEATURES
•	Three-year performance period for performance shares (2023-2025)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on Adjusted EBITDA margin
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

As discussed in more detail below, for the 2023 to 2025 performance period, the total performance share payout under the 2023-2025 LTI Plan was 183%.

Annual Performance Award Payouts under Long-Term Incentive Plans

The table below reflects our annual performance award payouts for the last three years under our completed long-term incentive plans.

	2021-2023 Plan			2022-2024 Plan			2023-2025 Plan
Metric	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier
Relative TSR	60%	0.00x	0.00x	60%	0.74x	0.44x	60%	1.72x	1.03x
Cost	20%	0.00x	0.00x
Adjusted EBITDA Margin	20%	0.00x	0.00x	40%	0.00x	0.00x	40%	2.00x	0.80x
Plan Multiplier			0.00x			0.44x			1.83x

v

Performance Share Award Payouts Based on Relative TSR

For our 2023-2025 LTI Plan, 60% of the performance shares granted to our named executive officers were subject to our TSR performance metric over the applicable three-year performance period compared to the TSR of the other companies comprising the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices.

In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $1.2 billion and $8.0 billion and between $8.0 billion and $22.7 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors. The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period. Based on our relative TSR performance for the 2023-2025 performance period, the multiplier for such metric was 172%, resulting in a weighted multiplier for such metric of 103%.

The chart below illustrates the relative TSR performance payout multipliers for our performance share awards under the 2021-2023, 2022-2024 and 2023-2025 long-term incentive programs:

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table below:
Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

Performance Share Award Payout Based on Adjusted EBITDA Margin

For our 2023-2025 LTI Plan, 40% of the performance shares granted to our named executive officers were subject to an Adjusted EBITDA margin performance metric, calculated by our Adjusted EBITDA as a percentage of conversion revenue over the three-year performance period. Our conversion revenue is calculated as our net sales less the hedged cost of alloyed metals. Based on our Adjusted EBITDA margin performance for the 2023-2025 performance period, the multiplier for such metric was 200%, resulting in a weighted multiplier for such metric of 80%.

2025 Total CEO Compensation

As previously noted, the mix of our CEO’s total target compensation is heavily weighted toward performance-based compensation with more than 80% of the total target compensation being at-risk (short- and long-term compensation), more than 60% of the total target compensation being long-term, and 50% of the long-term target being allocated to performance shares.

The market pay analysis performed by Meridian at the end of 2025 reflected that the total target compensation of our CEO for 2025 was 15% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 8% below the median base salary, (2) short-term incentive target was approximately 16% below the median and (3) long-term incentive target was approximately 20% below the median.

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2026: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being sent to stockholders and what is its purpose?
A:	This Proxy Statement is first being sent to our stockholders on or about May 6, 2026 at the direction of our board of directors in order to solicit proxies for our use at the Annual Meeting.
Q:	When is the Annual Meeting and where will it be held?
A:	The Annual Meeting will be held on Thursday, June 4, 2026, at 9:00 a.m., Central Time, at our corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.
Q:	Who may attend the Annual Meeting?
A:	All of our stockholders of record may attend the Annual Meeting.
Q:	Who is entitled to vote?
A:	Stockholders as of the close of business on April 17, 2026 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
Q:	On what am I voting?
A:	You will be voting on:
• the election of three members to our board of directors to serve until our 2029 annual meeting of stockholders;
• the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
• the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026;
•

the approval of the amendment and restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, which we refer to as the Amended Plan, a copy of which is attached as Appendix B of this Proxy Statement; and

• such other business as may properly come before the Annual Meeting or any adjournments.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
• "FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;
• "FOR" the approval , on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
• "FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026; and
• "FOR" the approval of the amendment and restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan.

Q:	How can I vote?
A:	You can vote at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.
Q:	How do I vote by proxy?
A:	If you choose to vote your shares by proxy, you have the following options:
•

Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 3, 2026.

•

By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 3, 2026.

• By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.
Q:	I want to attend the Annual Meeting and vote. How do I obtain directions to the Annual Meeting?
A:	You may obtain directions to the Annual Meeting by calling us at (629) 252-7040.
Q:	What constitutes a quorum?
A:

As of April 17, 2026, the record date, 16,340,606 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but abstentions will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.

Q:	What are the voting requirements for the proposals?
A:	There are different voting requirements for the proposals.
•

Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election. A “majority” of the votes cast with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director. If an incumbent director nominee receives a greater number of votes withheld than in favor of the nominee's election in an uncontested election, the nominee must promptly tender the nominee's resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our Company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the SEC. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

•

The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter and actually voted on the proposal is necessary (1) to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (2) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026, and (3) to approve the Amended Plan. If you abstain from voting on the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026, and/or the proposal to approve the Amended Plan, your shares will not be counted in the vote for such proposal and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:

As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the Company's named executive officers is not approved by the stockholders on an advisory basis?
A:

Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the compensation of our named executive officers as disclosed in this Proxy Statement. The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and expect to consider the outcome of the vote when determining future executive compensation programs.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026 is not ratified by the stockholders?
A:

Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	What will happen if the Amended Plan is not approved by the stockholders?
A:

If the Amended Plan is not approved by our stockholders, we may not have a sufficient number of shares to grant equity awards as part of our incentive compensation programs in the coming years. The inability to grant equity awards as part of our incentive compensation programs (1) could make it difficult to retain employees, attract employees from companies that have equity compensation programs and compete for talent against competitors that have equity compensation programs and (2) may compel us to increase the cash component of our employee compensation, thereby undermining the structure and objectives of our compensation programs, which include the alignment of the interests of our senior management with those of our stockholders.

Q:	Can I change my vote after I give my proxy?
A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:
• voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Wednesday, June 3, 2026;
• submitting a properly signed proxy card with a later date;
• delivering, no later than 5:00 p.m., Eastern Time, on Wednesday, June 3, 2026, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or
• attending the Annual Meeting and voting in person.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.
Q:	Who will count the votes?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.
Q:	How much will this proxy solicitation cost?
A:

We will bear the cost of the solicitation of proxies. We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

Our board of directors currently has 10 members, consisting of our CEO and nine independent directors.

Our current directors are:

Michael C. Arnold (Lead Independent Director)	James D. Hoffman

David A. Foster	Lauralee E. Martin*

Kimberly T. Glas	Glenda J. Minor

Richard P. Grimley	Donald J. Stebbins

Keith A. Harvey (Chairman of the Board)	Brett E. Wilcox

_____________

* Ms. Martin is retiring from our board of directors and will not stand for reelection at the Annual Meeting.

Our board of directors represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below. Additionally, our directors have a broad range of tenures, from less than one year to approximately 20 years of service, with an average tenure of approximately seven years. We believe this diversity in perspectives and backgrounds balances institutional knowledge and experience with new perspectives and ideas.

The table below sets forth the knowledge, skills or board experience, demographics and board tenure of our directors as of April 28, 2026:

KNOWLEDGE, SKILLS OR BOARD EXPERIENCE	Arnold	Foster	Glas	Grimley	Harvey	Hoffman	Martin	Minor	Stebbins	Wilcox
Other Public Company Board Experience	•	•				•	•	•	•	•
Public Company CEO Experience or Equivalent	•				•	•	•		•	•
Industrial Specific / Operations Experience	•			•	•	•		•	•	•
Mergers and Acquisitions	•	•		•	•	•	•	•	•	•
International / Trade	•	•	•	•		•	•	•	•	•
Governance	•	•			•	•	•	•	•	•
Legal / Regulatory			•							•
Finance / Accounting	•		•	•	•	•	•	•	•	•
Sustainability	•	•	•				•			•
Cybersecurity Risks	•
BOARD TENURE
Years	4	17	1	3	5	0	15	1	7	19

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class II directors expires at the Annual Meeting; the term of our Class III directors will expire at the 2027 annual meeting of stockholders; and the term of our Class I directors will expire at the 2028 annual meeting of stockholders.

Board Refreshment and Director Succession Planning

We are committed to board refreshment. Currently, 60% of our directors have a tenure of less than six years. The table below illustrates the tenure of our directors:

Board Tenure	Number of Directors	Percentage
0-5 Years	6	60%
6-10 Years	1	10%
11+ Years	3	30%

We thoughtfully plan for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•
evaluate the depth and diversity of experience of our board;
•
anticipate and plan for changes, including retirements;
•
constructively engage with the USW in connection with its nomination rights pursuant to the terms of our Director Designation Agreement (described under "Corporate Governance - Director Designation Agreement);
•
expand and replace key skills and experience that support our strategies;
•
build on our record of board diversity; and
•
maintain a balanced mix of tenures.

The nominating and corporate governance committee also plans for the orderly succession of our lead independent director and each of the chairs of our board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities.

Board Composition

Bringing together informed directors with different perspectives and backgrounds, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a range of tenures on the board which we believe promotes both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures, ages, independence, perspectives and backgrounds.

Nominees for Class II Directors

The nominating and corporate governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of the three nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than three nominees.

The Board of Directors Recommends a Vote "FOR ALL" of the Persons Nominated by the Board of Directors.

Set forth below is information about the Class II director nominees, including their ages, present principal occupations, other business experience, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes and skills led the nominating and corporate governance committee to recommend, and our board of directors to conclude, that the nominee should serve as a director of the Company.

JAMES D. HOFFMAN

Director since: September 2025

Committees: Compensation and Nominating and Corporate Governance

Age: 67

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Hoffman served as Chief Executive Officer of Reliance, Inc., formerly known as Reliance Steel and Aluminum Co., the largest metals service center company in North America, from January 2019 to December 2022 and as President from January 2019 to January 2021. Mr. Hoffman also served on the board of directors of Reliance, Inc. from October 2019 to December 2022. Mr. Hoffman holds a Bachelor of Science degree in Advertising/Marketing from West Virginia University. Mr. Hoffman has over 43 years of operational and mergers and acquisition experience in metals distribution, fabrication, and service center industries, specializing in carbon steel, aluminum and stainless products, as well as approximately three decades of executive experience in strategy development, acquisitions and converting strategic plans into tactical initiatives for both domestic and international companies.

QUALIFICATIONS:

Mr. Hoffman was selected to serve as a director of our company because of his operational and mergers and acquisition experience in metals distribution, fabrication, and service center industries, as well as his executive experience. Mr. Hoffman was initially identified by our board of director's search committee, comprised of our Chief Executive Officer and certain independent directors, as a director candidate in connection with our continued commitment to board refreshment.

GLENDA J. MINOR

Director since: June 2025

Committees: Audit and Compensation

Age: 69

Other Public Company Board Membership within the Past Five Years:

– Albemarle Corporation (2019 - Present)
– Curtiss-Wright Corporation (2019 - Present)
– Radius Recycling (2020 - July 2025)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Minor has served as Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm advising companies on financial, strategic and operational initiatives, since 2016. From 2010 to 2016, she served as Senior Vice President and Chief Financial Officer of Evraz North America Limited, a North American steel manufacturer. Ms. Minor also served as Vice President, Finance, Controller, Chief Accounting Officer, and General Auditor of Visteon Corporation, a global automotive supplier that designs, engineers, and manufactures climate, interior, electronic and lighting products for vehicle manufacturers, from 2000 to 2010. She currently serves on the board of directors of Albemarle Corporation, a leading global specialty chemical company and Curtiss-Wright Corporation, a global provider of products and services in the aerospace & defense and industrial markets. She served on the board of directors of Radius Recycling, Inc., a global provider in the metals recycling industry and a manufacturer of finished steel products, from 2020 to July 2025, when Radius

Recycling, Inc. was acquired by Toyota Tsusho America. Ms. Minor holds a Bachelor of Science degree in accounting from Southern University and a Master of Business Administration degree from Michigan State University.

QUALIFICATIONS:

Ms. Minor was selected to serve as a director of our Company because of her extensive financial and business experience in leadership roles with public companies in relevant industries with products serving end markets similar to the Company’s, including her significant finance and accounting experience. Ms. Minor was initially identified by our board of director's search committee, comprised of our Chief Executive Officer and certain independent directors, as a director candidate in connection with our continued commitment to board refreshment.

BRETT E. WILCOX

Director since: July 2006

Committees: Audit, Executive and Sustainability (Chair)

Age: 72

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has served as Chief Executive Officer of Cvictus, a Canadian company developing a single cell protein and related production process to substitute for soybean meal and fishmeal in animal feed, since September 2018 and has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected to serve as a director of our company because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was initially designated by the USW as a director candidate in connection with a search process and, pursuant to the terms of the Director Designation Agreement (described under “Corporate Governance - Director Designation Agreement”), was designated by the USW as a director candidate in connection with our 2008, 2011, 2014, 2017, 2020 and 2023 annual meetings of stockholders and again in 2026 in connection with the Annual Meeting. Mr. Wilcox's experience as a chief executive officer, his financial expertise, his experience in the aluminum and energy industries, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class III Directors – Term Expiring at the 2027 Annual Meeting

MICHAEL C. ARNOLD

Director since: September 2021

Committee: Executive and Nominating and Corporate Governance (Chair)

Age: 69

Other Current Public Company Board Membership within the Past Five Years:

– AGCO Corporation (2013 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Arnold served as the President and Chief Executive Officer of Ryerson Inc., a processor and distributor of industrial metals, from 2011 to 2015, and has previously held various senior management positions with The Timken Company from 1979 to 2010, including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; and Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe). Mr. Arnold holds a Bachelor’s degree in mechanical engineering and a Master’s degree in sales and marketing from University of Akron.

QUALIFICATIONS:

The board of directors nominated Mr. Arnold to our board because of his extensive manufacturing and distribution expertise in metals industries and public company board and board leadership experience, as well as his mergers and acquisitions and supply chain experience in metals industries.

DAVID A. FOSTER

Director since: June 2009

Committees: Nominating and Corporate Governance and Sustainability

Age: 78

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts. Mr. Foster has also served as a visiting scholar at the Massachusetts Institute of Technology since May 2019, working on the Roosevelt Project, a multi-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017. Prior to that, Mr. Foster was Executive Director of the BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the USW for District #11.

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW; experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability; and experience with the Energy Future Initiatives and projects focused on energy technology. Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2009, 2012, 2015, 2018, 2021 and 2024 annual meetings of stockholders. However, his experience with our company exceeds 20 years and includes his former role as the primary USW negotiator of our master labor agreement with the USW prior to joining our board of directors.

RICHARD P. GRIMLEY

Director since: April 2023

Committees: Compensation and Sustainability

Age: 67

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Grimley has served as a consultant since June 2021 and previously served as Senior Vice President of Global Operations of Ball Corporation, a global aluminum manufacturing company, from July 2016 to June 2021. Prior to joining Ball Corporation, Mr. Grimley held various senior management positions with Rexam and its subsidiaries, including Global Director of Operations of Rexam Group, President and Chief Executive Officer of North America of Rexam, Chief Operating Officer of North and South Americas of Rexam Beverage Cans, and Vice President of Manufacturing of Rexam. Mr. Grimley holds a Bachelor’s degree in business administration from the University of Iowa and a Master’s degree in business administration from Benedictine University.

QUALIFICATIONS:

The board of directors nominated Mr. Grimley as a director because of his extensive experience in the aluminum packaging industry and manufacturing operations. Mr. Grimley was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in 2023 and in connection with the 2024 annual meeting of stockholders.

Class I Directors – Term Expiring at the 2028 Annual Meeting

KIMBERLY T. GLAS

Director since: January 2025

Committee: Audit and Sustainability

Age: 50

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Glas has served as President and Chief Executive Officer of the National Council of Textile Organizations, a business organization for American manufacturers in the textile industry, since May 2019, and previously served as Commissioner of the U.S.-China Economic and Security Review Commission, an independent commission of the United States government focusing on national security implications of bilateral trade and the economic relationship with China, from 2019 to 2024. Ms. Glas has extensive experience in government policy development and advocacy and international trade as well as working with labor unions and environmental organizations, including previously serving as Executive Director and President of the BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world. Ms. Glas holds a Bachelor’s degree in history from the State University of New York at Geneseo.

QUALIFICATIONS:

Ms. Glas has extensive experience in policy development and advocacy, international trade, environmental issues, and working with labor unions and environmental organizations, which allow her to provide guidance and insight to the board and management regarding labor relations, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability. Ms. Glas was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2025 annual meeting of stockholders.

KEITH A. HARVEY

President, Chief Executive Officer and Chairman of the Board

Director since: 2020

Committee: Executive (Chair)

Age: 66

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Harvey, see “Executive Officers” below.

QUALIFICATIONS:

Mr. Harvey’s substantial experience with our company and in the aluminum industry allows him to provide his perspective to our board of directors regarding our business, our industry and the strategic direction for our Company based on his years of experience with our Company in increasing leadership roles and in the aluminum industry.

DONALD J. STEBBINS

Director Since: June 2019

Committees: Compensation (Chair), Executive, and Nominating and Corporate Governance

Age: 68

Other Current Public Company Board Membership within the Past Five Years:
– Snap-on, Inc. (January 2015 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Stebbins served as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc. ("Superior"), a manufacturer of aluminum wheels for the automotive industry, from May 2014 to December 2018. For two years prior to joining Superior, Mr. Stebbins provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior to that time. Before joining Visteon Corporation, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

QUALIFICATIONS:

The board of directors nominated Mr. Stebbins because of his board and chief executive officer experience and, among his other qualifications, his experience and expertise in the automotive industry, international business, manufacturing, sales, product innovation/development, operations, accounting and finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development.

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, we ask our stockholders to vote annually on a non-binding, advisory resolution to approve our named executive officer compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the Company's 2026 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussions), is hereby APPROVED.

As described in further detail in the CD&A section, our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;
•
attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•
correlating our senior management compensation with our actual short- and long-term performance.

The compensation committee reviewed our compensation program for 2025. The review included consideration of stockholder feedback, including approval of prior advisory votes to approve our named executive officer compensation, and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation. Upon completion of that review, the compensation committee determined that the compensation of our named executive officers in 2025 would consist primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;
•
a short-term annual cash incentive (1) payable only if our company achieved certain Adjusted EBITDA, safety, quality and delivery performance, (2) with positive and negative adjustments to individual awards, in exceptional instances, approved by our compensation committee, based on individual, facility, and/or functional area performance, as well as performance against other strategic initiatives, and (3) capped at 2.5 times target; and
•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to the TSR of our peers in the S&P SmallCap 600 Materials and S&P MidCap 400 Material Indices and 40% of which vest, if at all, based on our Adjusted EBITDA margin performance, each over the 2025-2027 performance period.

The compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2025, the compensation committee approved a 22-company peer group more fully described in our CD&A section. As of November 8, 2024, the new custom peer group had (1) market capitalization ranging from approximately $136 million to approximately $12.5 billion and a median market capitalization of approximately $6.0 billion, and (2) trailing 12 months revenue ranging from approximately $1.7 billion to approximately $7.9 billion and median revenue of approximately $3.5 billion. Our market capitalization and revenue, both as of December 31, 2024, were $1.1 billion and $3.0 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits for our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986, as amended (referred herein as the Code).

For 2025, over 80% of the target total compensation of our CEO and approximately 60% to 70% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is time-based as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure also supports our corporate governance practices, which further align the interests of senior management and our stockholders. The table below sets forth the best practice compensation features.

Best Practice Compensation Features

What We Do ✓		What We Don't Do ✗
✓

DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality and delivery performance, as well as individual performance

		✗	NO compensation or incentives that encourage unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-year) performance across our incentive programs	✗	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting for restricted stock unit awards	✗	NO pledging of our securities
✓	DO subject the vesting of 50% of long-term incentive awards to performance targets based on relative TSR and Adjusted EBITDA margin, each over a three-year performance period	✗	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/base retainer for CEO and non-employee directors and 3x for other executive officers)	✗	NO guaranteed payout for cash incentive compensation
✓

DO maintain a clawback policy for both equity and cash awards in addition to a clawback policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") and Nasdaq listing standards

		✗	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both our short-and long-term incentive plans	✗	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✗	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant	✗	NO gross-up payments

We believe our incentive compensation programs are designed to demand continuous improvement. We also believe that design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our named executive officers with our stockholders. Our key strategic initiatives are to:

•
enhance our position as the supplier of choice;
•
improve our position as a low cost producer;
•
achieve profitable sales growth;
•
continue to develop and strengthen technical and managerial talent and depth;
•
sustain financial strength and flexibility; and
•
continue to enhance our standing as a valued corporate citizen.

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers. While this vote to approve our named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and expect to consider the outcome of the vote when determining future executive compensation programs. In accordance with the preference expressed by our stockholders regarding the frequency of this vote at our 2023 annual meeting, we hold this advisory vote to approve our named executive officer compensation on an annual basis, and the next such vote is expected to be conducted at our 2027 annual meeting.

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company. The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2027.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.

Proposal 4 - Approval of the Amended Plan

General

We are asking stockholders to approve the Amended Plan. On April 8, 2026, upon recommendation by the compensation committee of our board of directors, our board of directors unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, the Amended Plan. In this proposal, we refer to the existing Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan as the “2021 Plan,” and we refer to the newly amended and restated Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan as the “Amended Plan.” The 2021 Plan originally became effective on June 3, 2021, upon approval by our stockholders, and stockholders approved an amendment and restatement of the 2021 Plan on June 11, 2024. The Company previously granted awards under the Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan (the “2016 Plan”). However, no awards could be granted under the 2016 Plan following the effectiveness of the 2021 Plan.

Our board of directors is recommending that our stockholders vote in favor of the Amended Plan, which will amend and restate the 2021 Plan. The Amended Plan continues to afford the compensation committee of our board of directors the ability to design compensatory awards that are responsive to our needs and includes authorization for a variety of awards designed to advance our interests and long-term success by helping to attract, motivate and retain our officers, other employees and non-employee directors, as well as potentially certain non-employees who provide employee-type services to us.

Stockholder approval of the Amended Plan would make available for awards under the Amended Plan an additional 395,000 shares of our common stock, par value $0.01 per share, as described below and in the Amended Plan, with such amount subject to adjustment, including under the share counting rules of the Amended Plan.

If the Amended Plan is approved by our stockholders at the Annual Meeting, it will be effective as of the date of the Annual Meeting. If the Amended Plan is not approved by our stockholders, then it will not become effective, no awards will be made under the Amended Plan, and the existing 2021 Plan will continue in accordance with its terms as previously approved by our stockholders.

The actual text of the Amended Plan is attached as Appendix B of this Proxy Statement. The following description of the Amended Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B to this Proxy Statement.

Summary of Material Changes from the Existing 2021 Plan

The Amended Plan increases the number of shares of common stock available for awards under the 2021 Plan by 395,000 shares. The Amended Plan does not make any other material changes to the 2021 Plan.

Why We Recommend That You Vote for Proposal 4

General

The Amended Plan authorizes the compensation committee of our board of directors to provide equity-based compensation in the form of stock options, appreciation rights (or SARs), restricted stock, restricted stock units (or RSUs), performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on our common stock or factors that may influence the value of our common stock, plus cash incentive awards, for the purpose of providing our officers and other employees (and those of our subsidiaries), our non-employee directors, and potentially certain non-employees who perform employee-type functions, incentives and rewards for service and/or performance. Some of the key features of the Amended Plan that reflect our commitment to effective management of equity and incentive compensation are described below.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended Plan is critical to achieving this success. We would be at a competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of our common stock as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance. As discussed in further detail in our CD&A section, equity compensation represents a significant portion of the compensation package for our Chief Executive Officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards relates to the long-term value of our common stock. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.

As of April 17, 2026, 374,342 shares of our common stock remained available for awards under the 2021 Plan. If the Amended Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders as closely as provided by equity-based awards. Replacing equity-based awards with cash also would increase cash compensation expense and use cash that might be better utilized.

Plan Highlights

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The Amended Plan does not utilize so-called “liberal” share counting for options or stock appreciation rights;
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The Amended Plan generally prohibits granting discounted stock options and stock appreciation rights;
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The Amended Plan prohibits the repricing of stock options and appreciation rights without stockholder approval;
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The Amended Plan has no evergreen features;
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The Amended Plan generally provides that, as default treatment, awards will be subject to “double-trigger” vesting upon a change in control, unless otherwise provided for in an award agreement (see further discussion below);
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The Amended Plan generally provides that awards will be subject to a one-year minimum vesting period, subject to certain exceptions described in the Amended Plan;
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The Amended Plan does not provide for any tax “gross-ups” for excise taxes payable in connection with a change in control;
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The Amended Plan will generally be administered by our independent compensation committee of our board of directors; and
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Our award agreements with participants under the Amended Plan are expected to require that awards be subject to certain forfeiture and clawback arrangements.

Equity Overhang and Dilution

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2021 Plan and the potential stockholder dilution that would result if our proposed share pool under the Amended Plan is approved. The information below is as of April 17, 2026. As of that date, there were approximately 16,340,606 shares of our common stock outstanding.

We view equity overhang as the potential dilutive effects of outstanding and future equity grants, and we express it as a percentage and calculate it, as of any particular date, by dividing: (1) the sum of (a) the total number of shares of our common stock underlying outstanding awards (assuming maximum performance with respect to performance shares) and (b) the total number of shares of our common stock available for future grants, by (2) our total number of outstanding shares of common stock. Our equity overhang as of April 17, 2026 was 7.2%. As described below, if shareholders approve the Amended Plan, as a result of the 395,000 additional new shares of our common stock requested to be available for future awards under the Amended Plan, our total potential dilution would increase by 2.4% to 9.6%.

As of April 17, 2026, shares of our common stock subject to outstanding awards, shares of our common stock available for future awards and equity overhang under the 2021 Plan were as follows:

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Number of shares of our common stock subject to outstanding stock options or SARs: 0 shares of our common stock (0% of our outstanding common stock);
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Number of shares of our common stock subject to outstanding full value awards (including restricted stock, restricted stock units and performance shares (at the maximum performance level)): 797,534 shares of our common stock (4.9% of our outstanding common stock);
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Total number of shares of our common stock subject to outstanding awards (stock options/SARs and full value awards): 797,534 shares of our common stock (4.9% of our outstanding common stock);
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Total number of shares of our common stock available for future awards under the 2021 Plan: 374,342 shares of our common stock (2.3% of our outstanding common stock); and
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The sum of (1) the total number of shares of our common stock subject to outstanding awards and (2) the total number of shares of our common stock available for future awards under the 2021 Plan: 1,171,876 shares of our common stock, representing an equity overhang (or the potential dilution if the Amended Plan is not approved) of 7.2%.

If the Amended Plan had become effective and amended and restated the 2021 Plan as of April 17, 2026, shares of our common stock subject to outstanding awards, shares of common stock available for future awards and equity overhang under the Amended Plan immediately thereafter would have been as follows:

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Number of shares of our common stock subject to outstanding stock options or SARs: 0 shares of our common stock (0% of our outstanding common stock);
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Number of shares of our common stock subject to outstanding full value awards (including restricted stock, restricted stock units and performance shares (at maximum)): 797,534 shares of our common stock (4.9% of our outstanding common stock);
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Total number of shares of our common stock subject to outstanding awards (stock options/SARs and full value awards): 797,534 shares of our common stock (4.9% of our outstanding common stock);
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Total number of shares of our common stock available for future awards under the Amended Plan: 769,342 shares of our common stock (4.7% of our outstanding common stock), representing the sum of (1) 374,342 shares of our common stock that remained available for awards under the 2021 Plan (2.3% of our outstanding common stock) and (2) 395,000 additional new shares of our common stock requested to be available for future awards under the Amended Plan (2.4% of our outstanding common stock); and
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The sum of (1) the total number of shares of our common stock subject to outstanding awards and (2) the total number of shares of our common stock available for awards under the Amended Plan: 1,566,876 shares of our common stock, representing an equity overhang (or potential dilution associated with the Amended Plan) of 9.6%.

Based on the closing price per share of our common stock as reported on the Nasdaq Stock Market on April 17, 2026 of $148.35, the aggregate market value of the 395,000 additional shares of our common stock requested to be available for awards under the Amended Plan was $58,598,250.

Burn Rate

We determine the burn rate for any particular year as a percentage that is calculated by dividing (1) the sum of (a) the number of shares underlying time-vested full-value awards (for example, awards of restricted stock or restricted stock units) and time-vested stock options granted during such year, and (b) the number of shares underlying performance-vested full-value awards (for example, performance shares) earned during such year based on the achievement of applicable management objectives, by (2) the diluted weighted average number of shares of our common stock outstanding for such year.

The following table sets forth for each of 2023, 2024 and 2025: (1) the number of shares of our common stock underlying time-vested full-value awards granted during such year; (2) the number of shares of our common stock underlying performance-vested full-value awards granted during such year; (3) the number of shares of our common stock underlying performance-vested full-value awards earned during such year; (4) the sum of such numbers for such year, representing the total number of shares of our common stock we view as “burned” under the 2016 Plan and the 2021 Plan during such year; and (5) the burn rate, not taking into account forfeitures with respect to time-vested awards, based on our basic weighted average common stock outstanding. All awards granted under the 2021 Plan during the last three years have been full-value awards.

Year	Shares Subject to Time-Vested Awards Granted	Shares Subject to Performance-Vested Awards		Total Number of Common Stock "Burned"	Basic Weighted Average Common Stock Outstanding	Burn Rate
		Granted (1)	Earned
2023	171,710	98,708	0	270,418	15,991,000	1.69%
2024	132,490	175,662	0	308,152	16,069,000	1.92%
2025	122,193	175,658	28,493	326,344	16,169,000	2.02%

(1) Reflects the number of performance shares at the maximum performance level.

Our average annual burn rate for the three-year period 2023-2025, not taking into account forfeitures with respect to time-vested awards, was 1.88%.

Under the Amended Plan, each of our non-employee directors may elect to receive shares of common stock in lieu of any or all of their annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair, with the number of shares to be determined based on a per share price equal to the average of the closing prices per share of our common stock as reported on the Nasdaq Stock Market for the 20 trading days prior to the award date of the annual retainers. The burn rates set forth above do not reflect the shares of our common stock issued or delivered to our non-employee directors as a result of such elections. Our non-employee directors received 9,739, 6,485 and 6,648 shares of our common stock in lieu of annual cash retainers in 2023, 2024 and 2025, respectively.

Anticipated Share Usage

In determining the number of additional shares of our common stock to request for approval under the Amended Plan, our management team worked with Meridian, the compensation committee’s independent compensation consultant and the compensation committee of our board of directors to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended Plan.

If the Amended Plan is approved, we intend to utilize the shares authorized under the Amended Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the additional 395,000 shares of our common stock requested in connection with the approval of the Amended Plan combined with the shares available for future awards will last for about six years, based on our historic grant rates, anticipated future payout levels and approximate current stock price. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash and equity-based awards. For example, if our share price decreases materially, the shares available for future awards could last for a shorter period and, conversely, if our share price increases materially, the shares available for future awards could last for a longer period. As noted in “ - Summary of Other Material Terms of the Amended Plan” below, the compensation committee of our board of directors would retain full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan, and future benefits that may be received by participants under the Amended Plan are not determinable at this time, except with respect to certain grants to non-employee directors that are expected to be made immediately following the Annual Meeting (as described below).

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this Proposal 4, stockholders should consider all of the information in this Proposal 4.

Key Features of the Amended Plan

Administration

The Amended Plan will generally be administered by the compensation committee of our board of directors (unless otherwise determined by our board of directors), as further described in “ - Summary of Other Material Terms of the Amended Plan - Administration” below.

Reasonable Plan Limits

Subject to adjustment as described in the Amended Plan, the aggregate number of shares of our common stock available for awards granted under the Amended Plan is limited to 1,183,000 shares of our common stock (consisting of 525,000 shares that were approved in 2021, 263,000 shares that were approved in 2024, and 395,000 shares to be approved in 2026), plus (1) the total number of shares remaining available for awards under our the 2016 Plan as of June 3, 2021 and (2) any shares of our common stock that become available under the Amended Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards, as described in “ - Limited Share Recycling Provisions” below. Shares of our common stock delivered in respect of grants under the Amended Plan may be shares of original issuance, treasury shares or a combination of the two.

Subject to adjustment as described in the Amended Plan, the Amended Plan also provides for the following individual limits:

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the aggregate number of shares of our common stock actually issued or transferred upon the exercise of awards intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”), will not exceed 788,000 shares of our common stock;
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no non-employee director will be granted, in any period of one calendar year, compensation for such service having an aggregate maximum value in excess of $700,000 (or, for an independent chair of the Board, $1,400,000), measured as of the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes; and
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up to 5% of the maximum number of shares of our common stock available for awards under the Amended Plan may be used for awards under the Amended Plan that do not at grant comply with the one-year minimum vesting or performance period requirements (as further described below) applicable to such awards.

Allowances for Conversion Awards and Assumed Plans

Shares of our common stock issued or transferred under awards granted under the Amended Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Amended Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended Plan, under circumstances further described in the Amended Plan, but will not count against the aggregate share limit or other Amended Plan limits described above.

Share Recycling Provisions

If any award granted under the Amended Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the shares of our common stock subject to the award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under the Amended Plan. If, after June 3, 2021, any shares of our common stock subject to an award granted at any time under the 2016 Plan are then forfeited, or an award granted at any time under the 2016 Plan (in whole or in part) is then cancelled or forfeited, expires, is unearned or is settled in cash, the shares of our common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, unearned amount or cash settlement, also be available for awards under the Amended Plan.

The following shares of our common stock will not be added (or added back, as applicable) to the aggregate number of shares of our common stock available under the Amended Plan: (1) shares withheld by us, or tendered or otherwise used, in payment of the exercise price of an option; (2) shares withheld by us, or tendered or otherwise used, to satisfy tax withholding obligations with respect to options or SARs; (3) shares subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR upon the exercise thereof; and (4) shares that are repurchased by us with stock option proceeds. The following shares of our common stock will be added (or added back, as applicable) to the aggregate number of shares of common stock available under the Amended Plan: shares withheld by us, or tendered or otherwise used, to satisfy tax withholding obligations with respect to any awards other than options or SARs.

Minimum Vesting Periods

The Amended Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of shares of our common stock available under the Amended Plan may be granted, awards granted under the Amended Plan (other than cash-based awards) shall vest no earlier than after one year, unless our compensation committee specifically provides for those restrictions to lapse sooner, including by virtue of the death, disability or termination of employment of a participant (provided that in the event of a change in control the award shall be subject to the Double-Trigger Change in Control treatment described herein unless otherwise provided for in an award agreement, as further described below); provided, however, that (1) awards granted in connection with awards that are assumed converted or substituted in a transaction as provided in the Amended Plan, (2) shares of common stock delivered in lieu of fully vested cash obligations, and (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting will not be subject to the minimum vesting requirement.

Change in Control Treatment

The Amended Plan also provides that, as a default provision, in the event of a change in control, unless otherwise provided in an award agreement, all outstanding awards granted under the Amended Plan will vest only where either (1) within a specified period of time the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a “Double-Trigger Change in Control”). Under this default provision, unless otherwise provided in an award agreement, performance-based awards that vest upon a change in control of Kaiser would vest based on the actual achievement of the applicable management objectives as if the applicable performance period ends on the trading day immediately preceding the change in control of Kaiser, pro-rated for the number of days that lapse during the period of time from the first day of the performance period and continuing through the date of the change in control of Kaiser. Please note, however, that Kaiser’s current form award agreements provide for single-trigger change in control vesting, meaning the default Double-Trigger Change in Control treatment does not apply to any awards granted on such forms.

The Amended Plan includes a definition of “change in control,” which is set forth in “ - Summary of Other Material Terms of the Amended Plan – Change in Control” below.

No Repricing or Cash Buyouts Without Stockholder Approval

The repricing or exchange for cash or other awards of stock options and SARs (outside of certain corporate transactions or adjustment events described in the Amended Plan) is prohibited without stockholder approval under the Amended Plan.

No Discounted Options or SARs

The Amended Plan provides that, except with respect to converted, assumed or substituted awards as described in the Amended Plan, no stock options or SARs will be granted with an exercise or base price, less than the fair market value of our common stock on the date of grant.

Summary of Other Material Terms of the Amended Plan

Administration

The Amended Plan will generally be administered by the compensation committee of our board of directors (or its successor), or any other committee of our board of directors designated by our board of directors to administer the Amended Plan (the “Committee”); provided, however, that at the discretion of the Board, the Amended Plan may be administered by the Board. The Committee may from time to time delegate all or any part of its authority under the Amended Plan to any subcommittee thereof. Any interpretation, construction and determination by the Committee of any provision of the Amended Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended Plan (or related document), will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more of our agents or advisors, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, to the extent permitted by law and subject to applicable legal requirements and certain restrictions set forth in the Amended Plan, authorize one or more of our officers to authorize the grant or sale of awards under the Amended Plan on the same basis as the Committee. However, the Committee may not delegate such authority to our officers for awards granted to certain employees or other persons who are subject to the reporting requirements of Section 16 of the Exchange Act.

Eligibility

Any person who is selected by the Committee to receive benefits under the Amended Plan and who is at that time an officer or other employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act), and non-employee directors of Kaiser, may also be selected to participate in the Amended Plan. As of April 17, 2026, we had approximately 94 employees, nine non-employee directors and no other service providers participating in the 2021 Plan. The basis for participation in the Amended Plan is being eligible and selected by the Committee or its designee to receive a grant thereunder.

Shares Available for Awards and Plan Limitations

Subject to adjustment as described in the Amended Plan, the aggregate number of shares of our common stock available for awards granted under the Amended Plan is limited to 1,183,000 shares of our common stock (consisting of 525,000 shares that were approved in 2021, 263,000 shares that were approved in 2024, and 395,000 shares to be approved in 2026), plus (1) the total number of shares remaining available for awards under our 2016 Plan as of June 3, 2021 and (2) any shares of our common stock that become available under the Amended Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards, as further described in “ - Key Features of the Amended Plan - Limited Share Recycling Provisions” above.

The Amended Plan also includes certain other share limits, as further described in the “Key Features of the Amended Plan - Reasonable Plan Limits” section above.

Share Counting

The aggregate number of shares of our common stock available for issuance under the Amended Plan will be reduced by one share for every one share subject to an award granted under the Amended Plan, as further described in “ - Key Features of the Amended Plan - Allowances for Conversion Awards and Assumed Plans” and “ - Key Features of the Amended Plan - Limited Share Recycling Provisions” above.

Types of Awards

Pursuant to the Amended Plan, we may grant stock options (including Incentive Stock Options), SARs (including tandem appreciation rights and free-standing appreciation rights), restricted stock, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our common stock.

Each grant of an award under the Amended Plan will be evidenced by an award agreement which will contain such terms and provisions as the Committee may determine, consistent with the Amended Plan. A brief description of the types of awards which may be granted under the Amended Plan is set forth below.

Stock Options. A stock option is a right to purchase shares of our common stock at a stated exercise price upon exercise of the stock option. Stock options granted under the Amended Plan may consist of Incentive Stock Options, non-qualified stock options or a combination of both. Incentive Stock Options may only be granted to our employees and employees of our subsidiaries. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a share of our common stock on the date of grant. No stock option granted under the Amended Plan may be exercised more than 10 years from the date of grant.

Each grant of stock options will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including the number of shares of our common stock subject to such stock option and any vesting and forfeiture provisions. Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options.

Any grant of stock options may provide for the continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability or termination of employment or service of a participant. Stock options granted under the Amended Plan may not provide for dividends or dividend equivalents.

Each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to us, or wire transfer of immediately available funds; (2) the actual or constructive transfer to us of shares of our common stock owned by the participant (or certain other consideration permitted under the Amended Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which shares of our common stock otherwise issuable upon exercise of a stock option will be withheld by us; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. The exercise of stock options will result in the cancellation on a share-for-share basis of any tandem appreciation rights, as described below.

Appreciation Rights (or SARs). The Committee may authorize the granting of appreciation rights, including free-standing appreciation rights and tandem appreciation rights. A free-standing appreciation right is a right granted to any participant to receive from us an amount equal to 100%, or a lesser percentage as determined by the Committee, of the spread between the base price specified in the award agreement and the value of the shares of our common stock subject to the award on the date of exercise. Each grant of a free-standing appreciation right will contain a base price, which (except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries) may not be less than the market value per share of our common stock on the date of grant. A tandem appreciation right is a right granted to the holder of a stock option, exercisable only by surrender of the related stock option, to receive from us an amount equal to 100%, or a lesser percentage as determined by the Committee, of the spread between the base price and the value of the shares of our common stock subject to the related stock option on the date of exercise. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, except that any tandem appreciation rights awarded in relation to Incentive Stock Options must be granted concurrently with the Incentive Stock Options. Tandem appreciation rights may only be exercised at a time when the related stock options are also exercisable and the spread is positive, and by the surrender of the related stock options.

Each grant of appreciation rights will be evidenced by an award agreement which will describe such appreciation rights, identify the related stock options (if applicable), and may contain other applicable terms and conditions of such award, including any vesting and forfeiture provisions. Any grant of appreciation rights may specify management objectives that must be achieved as a condition to the exercise of such rights. Appreciation rights granted under the Amended Plan may not provide for dividends or dividend equivalents.

Any grant of appreciation rights may provide for continued vesting or the earlier vesting of such rights, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Each grant of appreciation rights may specify that the amount payable by us on exercise will be paid in cash, shares of our common stock or a combination thereof. No appreciation rights may be exercised more than 10 years after the date of grant. We may make successive grants of appreciation rights to the same participant regardless of whether any previously granted appreciation rights remain unexercised.

Restricted Stock. The grant or sale of restricted stock constitutes an immediate transfer of the ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of a share of our common stock on the date of grant.

Each grant or sale of restricted stock will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares. Each grant or sale of restricted stock may require that any or all dividends or other distributions paid on restricted shares of our common stock that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock subject to restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Any grant or sale of restricted stock may provide for the continued vesting or earlier vesting of restrictions on such restricted stock, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Restricted Stock Units (or RSUs). Restricted stock units awarded under the Amended Plan constitute an agreement by us to deliver shares of our common stock, cash or a combination thereof to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our common stock on the date of grant. During the restriction period applicable to the RSUs, the participant will have no right to transfer any rights under the award and will have no ownership rights, including voting rights, in the shares of our common stock underlying such RSUs. For any award of RSUs, the Committee may provide that rights to dividend equivalents are part of any RSU on the terms determined by the Committee, on a current, deferred or contingent basis, either in cash or in additional shares of our common stock. However, dividend equivalents or other distributions on shares of our common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Each grant of RSUs will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of RSUs will specify the time and manner of payment of RSUs that have been earned, including whether the amount payable with respect to such RSUs will be paid in cash, shares of our common stock or a combination of the two.

Any grant or sale of RSUs may provide for the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Cash Incentive Awards, Performance Shares, and Performance Units. Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended Plan. A performance share is a bookkeeping entry that records the equivalent of one share of our common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards, when granted under the Amended Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant.

Each grant of performance shares, performance units or cash incentive awards will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant may specify with respect to the management objectives the minimum acceptable level(s) of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level(s), or is at or above the target level(s) but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled by us in cash, shares of our common stock, shares of restricted stock, RSUs, or any combination thereof. A grant of performance shares may, as determined by the Committee at the time of grant, provide for the payment of dividend equivalents either in cash or in additional shares of our common stock, but subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

The performance period with respect to a cash incentive award, performance share or performance unit will be a period of time determined by the Committee on the date of grant. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Other Awards. The Committee may grant such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock or factors that may influence the value of our common stock, including convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent upon performance of Kaiser or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of our common stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of Kaiser. Each grant of Other Awards will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Shares of our common stock delivered under an Other Award in the nature of a purchase right under the Amended Plan will be purchased for such consideration, paid for at such time, by such methods and in such forms, including shares of our common stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended Plan. The Committee may also grant shares of our common stock as a bonus, or may grant Other Awards in lieu of our or any of our subsidiaries’ obligations to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.

Any grant of an Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a participant.

It is expected that, consistent with historical practice under the 2021 Plan, non-employee directors will be permitted under the Amended Plan to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair or Lead Independent Director. See note 2 to the table in “ - New Plan Benefits” below for additional information. The shares of our common stock received by our non-employee directors in lieu of annual cash retainers will not be subject to vesting requirements based on the passage of time or the achievement of performance objectives.

Change in Control

The Amended Plan provides, in a default provision, for “double-trigger” acceleration with respect to the vesting of awards in connection with a change in control of Kaiser unless otherwise provided in an award agreement as further described in “ - Key Features of the Amended Plan - Minimum Vesting Periods/Change in Control Treatment” above. Please note, however, that Kaiser’s current form award agreements provide for single-trigger change in control vesting, meaning the default Double-Trigger Change in Control treatment does not apply to any awards granted on such forms. In general, except as may be otherwise prescribed by the Committee in any award agreement, a “change in control of Kaiser” will be deemed to have occurred upon the occurrence of any of the following events:

•
The acquisition by any person or group of beneficial ownership of 35% or more the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions as described in the Amended Plan;
•
Individuals who constituted our board of directors on the effective date of the Amended Plan cease for any reason to constitute at least a majority of our board of directors, unless their replacements are approved as described in the Amended Plan;
•
Kaiser closes certain reorganizations, mergers, or consolidations, or certain sales or other dispositions of all of the assets of Kaiser or certain acquisitions of assets of another corporation or entity or certain other transactions, as further described in the Amended Plan and subject to certain exceptions as described in the Amended Plan; or
•
Kaiser’s stockholders approve its complete liquidation or dissolution, subject to certain exceptions as described in the Amended Plan.

Performance-Based Awards

The Amended Plan permits Kaiser to grant any awards set forth above subject to the achievement of specified management objectives.

Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted stock, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within Kaiser or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, or divisions, departments, regions, functions or other organizational units within such other companies or subsidiaries, and may be made relative to an index or one or more of the performance objectives themselves. The management objectives may (but are not required to) be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

•
profits (e.g., operating income, EBIT, EBT, net income (before or after taxes), earnings per share, residual or economic earnings, economic profit – these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);
•
cash flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);
•
returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, revenue, sales and equity);
•
working capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);
•
profit margins (e.g., EBITDA margin, profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);
•
liquidity measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•
revenues, sales, operating, cost, and stock price metrics (e.g., revenues, sales, revenue or sales growth, revenue or sales growth outside the United States, gross margin, gross margin growth, material margin, material margin growth, operating margin, operating margin growth, sales and administrative costs divided by sales or profits, operating or manufacturing costs, operating or manufacturing costs relative to prior periods or business plan, stock price appreciation and total return to shareholders);
•
safety performance (e.g., total case incident rate);
•
quality performance (e.g., no fault claim rate);
•
delivery performance (e.g., on-time delivery rate); and
•
strategic initiative key deliverable metrics consisting of one or more of the following: product development, productivity, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Transferability of Awards

Except as otherwise provided by the Committee, and subject to the terms of the Amended Plan and Section 409A of the Code, no award made under the Amended Plan or dividend equivalents paid with respect to such awards may be transferred by a participant except (1) for no consideration to immediate family members (as defined in the Amended Plan) or to a bona fide trust, partnership, or other entity controlled by and for the benefit of one or more immediate family members, or (2) by will or the laws of descent and distribution. In no event will any such award granted under the Amended Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify at the date of grant that all or part of the shares of our common stock that are subject to awards under the Amended Plan will be subject to further restrictions on transfer, including minimum holding periods.

Adjustments; Corporate Transactions

With respect to awards granted under the Amended Plan, the Committee will make or provide for such adjustments in the (1) number of and kind of shares covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units, (2) if applicable, number and kind of shares covered by Other Awards, (3) exercise or base price provided in outstanding stock options and appreciation rights, (4) cash incentive awards, and (5) other award terms, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Kaiser, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control (provided that in the event of a change in control the awards shall be subject to the Double-Trigger Change in Control treatment described herein unless otherwise provided for in an award agreement), the Committee may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option and appreciation right with an exercise or base price greater than the consideration offered in connection with any such transaction or event or change in control of Kaiser, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. Except as otherwise provided for in an award agreement, all outstanding awards granted under the Amended Plan will vest upon a Double-Trigger Change in Control, as described in “ - ‘Double-Trigger’ Accelerated Vesting upon Change in Control.” The Committee will also make or provide for such adjustments to the number and kind of shares available for issuance under the Amended Plan and the share limits of the Amended Plan, as the Committee in its sole discretion in good faith determines to be appropriate in connection with such transaction or event. However, any adjustment to the number of shares of our common stock that may be issued upon the exercise of an Incentive Stock Option will be made only if and to the extent that such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing

Except in connection with certain corporate transactions or changes in the capital structure of Kaiser as described in the Amended Plan, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, or (2) cancel outstanding stock options or appreciation rights in exchange for cash, Other Awards, or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without stockholder approval. The Amended Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our stockholders.

Clawback; Detrimental Activity and Recapture

Any award granted under the Amended and Restated 2021 are subject to the terms and conditions of the Company’s clawback provisions, policy or policies as may be in effect from time to time, including, without limitation, those that specifically implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of our common stock at any point may be traded) (collectively, the “Compensation Recovery Policy”), and applicable sections of any award agreement to which the Amended Plan is applicable or any related documents will be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. In addition, any award agreement may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any gain or earnings related to an award, including upon such terms and conditions as may be determined by our board of directors or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

Grants to Non-U.S. Based Participants

In order to facilitate the making of any grant or combination of grants under the Amended Plan, the Committee may provide for such special terms for awards made to participants who are foreign nationals, who are employed by us or a subsidiary outside of the United States of America or who provide services to us or a subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes. However, no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Amended Plan, as then in effect, unless the Amended Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding Taxes

To the extent we are required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of our common stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of our common stock having a value equal to the amount required to be withheld. When a participant is required to pay us an amount required to be withheld under applicable income and employment tax laws, Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of our common stock having a value equal to the amount required to be withheld or by delivering to us other shares of our common stock held by such participant. In no event will the market value of the shares of our common stock to be withheld or delivered exceed the minimum amount of taxes required to be withheld, except as otherwise determined by the Committee and provided in the Amended Plan. The shares used for tax withholding will be valued at an amount equal to the market value of our common stock on the date the benefit is to be included in participant’s income. We may also require participants to make arrangements for the payment of any withholding tax obligations that may arise in connection with the disposition of shares of our common stock acquired upon the exercise of stock options.

No Right to Continued Employment

The Amended Plan does not confer upon any participant any right with respect to continuance of employment or service with Kaiser or any of its subsidiaries, nor will the Amended Plan interfere with any right that we or any of our subsidiaries would otherwise have to terminate any participant’s employment or other service at any time.

Effective Date

The Amended Plan will become effective on the date it is approved by Kaiser’s stockholders.

Amendment and Termination

The Board generally may amend the Amended Plan from time to time in whole or in part. However, if any amendment, for purposes of the applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended Plan) (1) would materially increase the benefits accruing to participants under the Amended Plan, (2) would materially increase the number of shares or securities which may be issued under the Amended Plan, (3) would materially modify the requirements for participation in the Amended Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended Plan (and notwithstanding the Amended Plan’s minimum vesting requirements), including in the case of termination of employment or service, in the case of unforeseeable emergency or other circumstances, the Committee may accelerate the vesting of certain awards granted under the Amended Plan.

Our board of directors may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended Plan more than 10 years after June 11, 2024, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the Amended Plan.

New Plan Benefits

The Committee generally expects to grant restricted stock under the Amended Plan to our non-employee directors immediately following the Annual Meeting, provided that the stockholders approve the Amended Plan. The Committee generally does not expect to grant equity awards under the Amended Plan to any employees (including our executive officers) immediately following the Annual Meeting. However, the grants expected to be made to our non-employee directors immediately following the Annual Meeting are not approved, and may not actually be made, and the Committee may grant equity awards to our employees according to the Committee’s discretion.

The following table provides information about the grants to the named executive officers and the other groups indicated below that are expected to occur immediately following the Annual Meeting:

Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, as amended and restated

Name and Position	Dollar Value ($)	Number of Shares
Keith A. Harvey	-	-
President and CEO

Neal E. West	-	-
Executive Vice President and Chief Financial Officer

John M. Donnan	-	-
Executive Vice President, Chief Administrative Officer and General Counsel

Thomas H. Robb	-	-
Executive Vice President - Manufacturing

Blain A. Tiffany	-	-
Advisor to the CEO (1)

Jason D. Walsh
Former Executive Vice President - Manufacturing (2)

Executive officers, as a group (3)	-	-

Non-employee directors, as a group (4)	$1,260,000	-

All employees (other than executive officers), as a group (5)	-	-

_________________

(1)	Mr. Tiffany served as Executive Vice President - Sales and Marketing through December 31, 2025.
(2)	Mr. Walsh served as Executive Vice President - Manufacturing until November 2025.
(3)	None of our executive officers are expected to receive an award under the Amended Plan immediately following the Annual Meeting.
(4)

Immediately following the Annual Meeting, pursuant to our director compensation policy, each of our nine non-employee directors is expected to receive a grant of restricted stock units having a value equal to at least $140,000. The number of shares subject to such grants will be determined based on a per share price equal to the average of the closing prices per share of our common stock as reported on the Nasdaq Stock Market for the 20 trading days prior to the date of such grants. It is also expected that, under the Amended Plan, each of our non-employee directors will be permitted to elect to receive shares of common stock in lieu of any or all of his or her annual cash retainer to be awarded immediately following the Annual Meeting, including retainers for serving as Lead Independent Director or a committee chair, with the number of shares to be determined based on a per share price equal to the average of the closing prices per share of our common stock as reported on the Nasdaq Stock Market for the 20 trading days prior to the award date of the annual retainers. As of the date of this Proxy Statement, it is not possible to determine the number of shares of our common stock that will be issued or transferred to non-employee directors as a result of elections to receive shares of our common stock in lieu of annual retainers because such elections have not yet been made.

(5)	None of our employees, including our officers who are not executive officers, are expected to receive an award under the Amended Plan immediately following the Annual Meeting.

Other than with respect to the grants set forth in the table above, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended Plan because the grant and actual payout of awards under the Amended Plan are subject to the discretion of the Committee.

Historical Grants

The following table provides information about the number of awards granted under the 2021 Plan to the named executive officers and the other individuals and groups indicated below since its inception through April 17, 2026:

Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, as amended and restated

Name and Position/Group	Number of Shares Subject to RSUs	Number of Shares Subject to Performance Shares Awards	Number of Shares Subject to Restricted Stock	Number of Shares Received in Lieu of Director Cash Fees
Keith A. Harvey	99,958	243,918	-	-
President and Chief Executive Officer

Neal E. West	26,318	60,564	-	N/A
Executive Vice President and Chief Financial Officer

John M. Donnan	25,114	57,922	-	N/A
Executive Vice President, Chief Administrative Officer and General Counsel

Thomas H. Robb	17,898	16,728	-	N/A
Executive Vice President - Manufacturing

Blain A. Tiffany	14,918	26,918	-	N/A
Advisor to the CEO (1)

Jason D. Walsh	17,219	31,380
Former Executive Vice President - Manufacturing (2)

All current executive officers, as a group	188,336	392,506	-	-

All current directors who are not executive officers as a group	-	-	49,904	16,603
Each nominee for election as a director
James D. Hoffman	-	-	1,363	1,022
Glenda J. Minor	-	-	1,905	1,490
Brett E. Wilcox	-	-	7,686	4,062

Each associate of any of the foregoing	-	-	-	-

Each other person who received at least 5% of all awards	-	-	-	-

All employees (other than executive officers), as a group	370,010	287,958	-	-

_________________

(1)	Mr. Tiffany served as Executive Vice President - Sales and Marketing through December 31, 2025.
(2)	Mr. Walsh served as Executive Vice President - Manufacturing until November 2025.

United States Federal Income Tax Consequences

The following is a brief summary of some of the United States federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient may instead elect under Section 83(b) of the Code within 30 days of the date of transfer of the shares to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted stock. If a Section 83(b) election has not been made, any dividend received with respect to the restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of our common stock received.

Nonqualified Stock Options. In general:

•
no income will be recognized by a participant at the time a non-qualified stock option is granted;
•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares of our common stock and the fair market value of the shares of our common stock, if unrestricted, on the date of exercise; and
•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares of our common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by a participant upon the grant or exercise of an Incentive Stock Option. If shares of our common stock are issued to the participant pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares of our common stock to the participant, then upon sale of such shares of our common stock, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our common stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of our common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares of our common stock. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received.

Restricted Stock Units. No income generally will be recognized by a participant upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our common stock on the date that such shares are issued or transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to Kaiser or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, Kaiser or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Vote Required

Stockholder approval of the Amended Plan requires a favorable vote of a majority of the Shares present (in person or by proxy), entitled to vote on the subject matter and actually voted on the proposal at the Annual Meeting. If our stockholders do not approve the Amended Plan, the Amended Plan will have no effect. In such case, the existing 2021 Plan will remain in effect.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the Amended Plan with the SEC pursuant to the Securities Act, as soon as practicable after approval of the Amended Plan by our stockholders.

The board of directors recommends a vote "FOR" the approval of the Amended Plan.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty, integrity and our corporate values throughout the Company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and sustainability committee, and a copy of each of our corporate governance guidelines and our code of business conduct and ethics, which applies to all of our directors and employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investors - Governance." Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 90% of the directors are independent
	✓	Independent audit, compensation, nominating and corporate governance and sustainability committees
	✓	Diverse in perspective and background
	✓	Strong lead independent director
Board Practices and Policies	✓	Strong commitment to succession planning and board refreshment - 60% of directors have a tenure of less than six years
	✓	Regular executive session of independent directors without management present at every board and committee meeting
	✓	Oversight of management activities, including annual risk management assessment
	✓	Directors encouraged and invited to attend meetings of committees of which they are not members
	✓	Directors are prohibited from serving on more than three other boards of public companies or public investment funds without board approval
	✓	Robust annual board and committee assessments, including performance reviews of individual directors and the utilization of a third party evaluator at least once every three years
	✓	Encourage diversity of gender, ethnicity, age, perspective and background, as well as a range in tenure to ensure both continuity and fresh perspectives
Accountability	✓	Regular extensive engagement by management with stockholders to discuss matters including our performance, governance structure, compensation practices and other sustainability initiatives
	✓	Majority vote standard in uncontested director elections
	✓	Annual governance surveys to assess our culture and the effectiveness of our training
	✓	Encourage reporting of illegal or unethical behavior, including the use of InTouch, a third-party reporting program
	✓	No related-party transactions requiring disclosure under Section 404(a) of Regulation S-K

Share Ownership / Compensation	✓	“Pay for performance” compensation structure
	✓	Robust equity ownership and retention requirements for executives and directors
	✓	Prohibition of hedging, pledging and lending of our shares
	✓	Robust clawback policies in our incentive compensation plans (in addition to the clawback policy required by Dodd-Frank and Nasdaq listing standards)

Board Leadership Structure

Mr. Harvey serves as our Chairman, and Mr. Arnold serves as the Lead Independent Director. We believe Mr. Harvey's substantial experience with our company and its business, Mr. Arnold's extensive board and industry experience, the independence of the other directors, our governance structure and the interaction between and among Messrs. Harvey and Arnold and the other directors make our board leadership structure the most appropriate for our company and our stockholders.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors when the position of CEO and Chairman of the board are combined or the Chairman of the board is otherwise not an independent director, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and evaluate the performance of our CEO and management independently and objectively. The responsibilities of our Lead Independent Director include:

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establishing the agenda for executive sessions;
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calling a meeting of independent directors upon the request of a majority of independent directors;
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serving as a liaison between our independent directors and Mr. Harvey;
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presiding at meetings of our independent directors;
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soliciting advice and input from our independent board members; and
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routinely meeting and conferring with Mr. Harvey to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

Each of the audit, compensation, nominating and corporate governance and sustainability committees consists solely of independent directors. The chair of each committee serves as a liaison to keep our full board of directors and our CEO apprised of the work performed by their respective committees at each of our regularly scheduled board meetings and as otherwise required. Finally, under our bylaws, special meetings of our board of directors may be called by the Chairman, our CEO or a majority of our board members.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise topics that are not on the agenda at any meeting of our board of directors. In addition, our independent directors, representing nine of our 10 directors, are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our CEO before, during and after formal board and committee meetings and facilitate those communications around all of our meetings. Our directors also have full access to our officers, employees and advisors.

Risk Oversight

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate those risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures. The audit committee also reviews risks relating to our information technology systems, including cybersecurity. The compensation committee of our board of directors is responsible for assessing risks associated with our compensation policies and incentivizing the conduct of our business in a manner consistent with our corporate values and implementing our clawback policies. The nominating and corporate governance committee of our board of directors is responsible for evaluating our corporate governance structure, reviewing our directors, managing board succession planning and reviewing and evaluating the succession planning of our CEO and other executive officers. The sustainability committee of our board of directors is responsible for overseeing certain sustainability-related risks, including overseeing our overall approach to sustainability principles and related disclosures, reviewing and evaluating our leadership and development training, and reviewing the diversity of our management and workforce and our approach to recruiting and retaining our employees in accordance with our corporate values. Our Executive Vice President and Chief Financial Officer, working with a committee of other members of senior management, oversees our climate-related risk management approach and report regularly to the sustainability committee and the full board of directors on such matters.

In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas. We also engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and routinely update the audit committee and the full board of directors regarding this process.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by our directors concerning their backgrounds, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Glas, Martin and Minor and Messrs. Arnold, Foster, Grimley, Hoffman, Stebbins and Wilcox, representing nine of our 10 directors, satisfies the general independence criteria. The remaining director, Mr. Harvey, does not meet the independence criteria as our CEO. In making such determination, our board of directors considered the relationships that each of our directors have with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate board candidates for nomination. We believe that:

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the USW has been a good steward of its rights under the Director Designation Agreement;
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the nominees of the USW have made significant contributions to our board of directors;
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the Director Designation Agreement reflects the constructive relationship between the USW and our company; and
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the Director Designation Agreement facilitates discussions with the USW in regard to our strategy, our key strategic initiatives, the critical skills needed on our board of directors and other matters of mutual interest.

Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane Valley, Washington and Newark, Ohio facilities, in April 2025, the Director Designation Agreement which was set to expire on December 31, 2025 was extended to December 31, 2030. Under the Director Designation Agreement, as amended, the USW generally has the right to designate for nomination the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the designation for nomination and include the candidate in the slate of directors that the board of directors recommends. Notwithstanding the foregoing, the USW may not nominate an incumbent candidate without our approval.

In addition, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors nominated by the USW are Messrs. Foster, Grimley and Wilcox and Ms. Glas.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; a nominating and corporate governance committee; and a sustainability committee.

The following table sets forth the chair and members of each committee of our board of directors and the number of meetings each committee held during 2025.

Committee	Members	Number of Meetings Held in 2025
Executive Committee	Michael C. Arnold (Chair)	—
	Keith A. Harvey
	Lauralee E. Martin*
	Donald J. Stebbins
	Brett E. Wilcox
Audit Committee	Lauralee E. Martin (Chair)*	6
	Kimberly T. Glas
	Glenda J. Minor (1)
	Teresa M. Sebastian (2)
	Brett E. Wilcox
	Kevin W. Williams (4)
Compensation	Donald J. Stebbins (Chair)	4
Committee	Richard P. Grimley
	James D. Hoffman (3)
	Lauralee E. Martin*
	Glenda J. Minor (1)
	Brett E. Wilcox (5)
	Kevin W. Williams (4)
Nominating and	Michael C. Arnold (Chair)	5
Corporate Governance	David A. Foster
Committee	James D. Hoffman (3)
	Teresa M. Sebastian (2)
	Donald J. Stebbins
Sustainability Committee	Brett E. Wilcox (Chair)	4
	David A. Foster
	Kimberly T. Glas
	Richard P. Grimley
	Lauralee E. Martin (6)*
	Teresa M. Sebastian (2)

___________________

(1)	Ms. Minor became a member of the committee in June 2025.
(2)	Ms. Sebastian served on the committee until June 2025.
(3)	Mr. Hoffman became a member of the committee in September 2025.
(4)	Mr. Williams served on the committee until August 2025.
(5)	Mr. Wilcox served on the committee until June 2026.
(6)	Ms. Martin served on the committee until June 2025.
*	Ms. Martin is retiring from our board of directors and will not stand for reelection at the Annual Meeting.

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of our CEO and chairman, lead independent director and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audit of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

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establishing hiring policies for employees or former employees of the independent accounting firm;
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reviewing our systems of internal accounting controls;
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discussing risk management policies, including reviewing risks relating to our information technology, emerging cybersecurity developments and threats and our strategy for mitigating cybersecurity risks;
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approving related-party transactions;
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establishing procedures for complaints regarding financial statements or accounting policies; and
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performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee members may have participated in the preparation of our financial statements during the three years prior to their appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the SEC. In addition, the members of the audit committee must include at least one of the directors nominated by the USW so long as at least one director nominated by the USW is appropriately qualified.

Our board of directors has determined that all members of the audit committee during 2025 (1) met the general independence criteria, the heightened independence criteria for members of the audit committee set forth in the rules of the Nasdaq Stock Market and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors has also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that each of Mses. Martin and Minor and Mr. Wilcox satisfies the financial sophistication criteria described above and satisfies the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

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administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2021 Plan;
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overseeing regulatory compliance with respect to compensation matters;
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reviewing director compensation; and
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performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our CEO on compensation matters, including as they relate to our compensation of our executive officers and other members of senior management, including those reporting to our CEO. The compensation committee has retained Meridian to advise the compensation committee on all matters related to compensation of our CEO and other members of senior management. The compensation committee has reviewed the factors that could affect, and has assessed, Meridian's independence. Based on this review, the compensation committee has determined there are no conflicts of interest that have been raised by Meridian's work.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources and legal departments.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria and the heightened independence criteria for members of the compensation committee set forth in the rules of the Nasdaq Stock Market, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that all members of the compensation committee during 2025 met the applicable independence criteria.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

The following individuals served on the compensation committee during 2025: Donald J. Stebbins, Richard P. Grimley, James D. Hoffman, Lauralee E. Martin, Glenda J. Minor, Brett E. Wilcox, and Kevin W. Williams. None of the members of the compensation committee during 2025, (1) was an officer or employee of our company, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the SEC with respect to certain relationships and related-party transactions. Furthermore, none of our executive officers currently serves, or served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board oversees the succession planning of our board, including the succession planning of our board leadership. The nominating and corporate governance committee identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, integrity, background, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when the members of the board of directors:

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exhibit strong leadership in their particular fields or areas of expertise;
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possess the ability to exercise sound business judgment;
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have strong educational backgrounds or equivalent life experiences;
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have substantial experience both in the business community and outside the business community;
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contribute positively to the existing collaborative culture among members of our board of directors;
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represent the best interests of all of our stockholders and not just one particular constituency;
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have experience as senior executives of a company of significant size or prominence or another business or organization comparable to our company;
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possess skills and experience which make them desirable additions to a standing committee of our board of directors;
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consistently demonstrate integrity and ethics in their professional and personal lives; and
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have the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which they are a member.

The nominating and corporate governance committee also assists management in the succession planning of our executive officers, including our CEO. At least annually, the nominating and corporate governance committee reports to the full board on succession planning, including the contingencies in case the CEO and Chairman of the Board or Lead Independent Director retires, resigns or is incapacitated.

Other duties and responsibilities of the nominating and corporate governance committee include:

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evaluating the overall performance of the Company's CEO;
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considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;
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evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;

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making recommendations to our board of directors regarding the appropriate size of our board of directors; and
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performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then the director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

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proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;
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a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;
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the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the Company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;
•
a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;
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with respect to the director candidate, (1) the candidate’s name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by the candidate, (3) a resume or similar document detailing the candidate’s personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the SEC or the rules of the Nasdaq Stock Market; and
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a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.

The nominating and corporate governance committee charter requires that all members of the nominating and corporate governance committee satisfy, and all members of the nominating and corporate governance committee during 2025 satisfied, the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW.

Sustainability Committee

The sustainability committee of our board of directors assists the board of directors in discharging its responsibilities relating to our corporate values, talent development and hiring initiatives. We consider our corporate values, talent development and hiring priorities throughout the Company and recognize that, over the long term, our commitment to each and the sustainability of our business and creation of long-term value for our stakeholders provide competitive advantages.

The sustainability committee reviews and evaluates the development and training of our employees, the backgrounds and experience of our management and workforce, and our hiring initiatives. In addition, the sustainability committee provides more focused oversight of the Company’s strategic sustainability activities and initiatives, consistent with our corporate values, including (1) the review, on a periodic basis, of our corporate values and key initiatives supporting our corporate values, (2) the oversight of our key sustainability strategies and initiatives, including (a) internal and external metrics and goals with respect to greenhouse gas emissions and other related sustainability metrics, (b) our sustainability performance, (c) our sustainability-related risks and opportunities, including climate-related risks and opportunities, and (d) emerging trends and investor expectations regarding sustainability topics, and (3) the review of our leadership and development programs and training.

Board and Committee Meetings and Consents in 2025

During 2025, our board of directors held four meetings and acted by unanimous written consent six times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director attended at least 75% of the aggregate number of meetings that our board of directors held during the period the director was on our board of directors in 2025 and each committee on which the director served held during the period the director served on such committee in 2025.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All of our directors then serving attended our 2025 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board, committee and director assessments. Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors, its committees and directors are functioning effectively. As part of the annual evaluation, the board of directors also assesses whether the board of directors and individual directors possess the strategic board skills, experience and attributes identified by the board of directors as priorities as it considers our strategy and board succession planning. At least once every three years, the board of directors utilizes a third party evaluator to facilitate the annual evaluation and assessment, including interviews with individual directors. The results from the interviews are summarized and reviewed with the nominating and corporate governance committee and the board of directors. The Lead Independent Director and Chairman also meet with individual directors to discuss board and committee performance.

The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. The nominating and corporate governance committee reviews the annual evaluation process and modifies the process as it deems appropriate. In addition, we coordinate with the USW not less than annually to discuss (i) our most recent assessment of strategic board skills, experience, attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Stockholder Engagement

We value stockholder feedback and insights and believe that accountability to stockholders is an essential component of good governance. We engage in ongoing, proactive discussions of a variety of topics with significant stockholders throughout the year. Those discussions may include our CEO and Chairman of the Board, Lead Independent Director and/or other members of senior management when requested by our stockholders. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors. Our board of directors reviews the feedback and determines whether additional discussion and actions by the full board or any board committees are necessary. In 2025, in addition to interactions regarding our financial performance, we engaged with stockholders representing greater than 50% of our outstanding shares on matters relating to our business strategy and performance; operations, including exposure to tariffs, greenhouse gas emissions and energy consumption reduction strategies; capital allocation; and governance matters, including board structure, board refreshment, board's oversight of strategy, board evaluation process, and board and executive leadership succession planning. This information is also reviewed by members of our senior management and the full board of directors.

Sustainable Value Creation

Our corporate values define how we pursue sustainable business value and serve as the foundation for our culture and our strategic ambitions. We manage our business for long-term value creation in a manner that is economically, environmentally and socially responsible. Below are highlights of our accomplishments in 2025 and their alignment with our five corporate values:

PREFERRED INVESTMENT

•	Continued to deliver long-term shareholder value through disciplined capital allocation and efficient resource use, reducing costs and mitigating risks
	•	Organic investments
•

On-time and under-budget completion of Phase VII expansion project at our Trentwood rolling mill to increase production capacity to meet anticipated stronger demand for high-value flat-rolled products for aerospace and general engineering applications

• Successful commissioning and qualification of a fourth coating line at our Warrick rolling mill to increase capacity for higher margin coated aluminum material for packaging applications
• Invested $137 million in 2025 in capital expenditures, primarily to support our growth activities at Warrick and Trentwood, as well as ongoing sustainability projects
• Capital expenditures of greater than 1.5x depreciation since 2007
	•	Inorganic growth
• Opportunistic investment for strategic value creation
	•	Regular dividends
• Returned $51 million in 2025 to our shareholders through quarterly cash dividend payments, marking our 19th consecutive year without reduction or suspension

•	Strong governance practices, including:
	•	90% Independent Board
	•	Highly engaged and independent Board with a breadth of experience and diversity in perspectives and backgrounds
	•	Ongoing commitment to Board refreshment - 60% of directors have a tenure of six years or less
	•	Robust and multi-tiered Board and Committee annual assessment process
	•	Continuing focus on identifying critical skills needed to support execution of company strategy and Board succession planning
	•	Rigorous director nomination process, including directors nominated by the USW under our Director Designation Agreement

•	Continued progress on sustainability goals and initiatives to support our business strategy

•	Continued annual employee surveys, which gauge effectiveness of our corporate governance measures as well as employees' perception of our culture and values

PREFERRED SUPPLIER

•	Continued to focus on product innovation
•

Differentiation through broad offering of KaiserSelect® line of products, engineered and manufactured to provide superior consistency resulting in better performance, lower waste and in many cases, lower production costs for our customers

• Engineering of a new product line – KaiserSelect ® Next Gen, delivering next level performance for our customers

•

On track to meet our 2030 GHG emissions reduction targets to reduce our total Scope 1 and 2 emissions intensity by 20%, Scope 3 estimated emissions intensity by 35%, and Scope 1, 2 and 3 estimated emissions intensity by 30%, as compared our 2019 emission levels

•	Continued to emphasize the use of primary aluminum produced from lower carbon emissions sources

•	Continued to focus on increasing our use of recycled aluminum and reducing our reliance on primary aluminum

PREFERRED EMPLOYER

•	Maintained solid safety performance, including strong TCIR, LCIR and DART rates and continued focus on leading indicators to reduce the risk of safety incidents

•	Continued to expand recruitment, development, promotion and retention strategies for qualified employees from all cultures and segments of the population

•

Continued delivery of leadership and development training, including the Kaiser Leadership, Leader of Leaders, Front Line Leadership Development, and Metallurgy Excellence and Technical Strength Programs

•	Continued to incorporate Corporate Values education and awareness into training resources and development programs

PREFERRED CUSTOMER

•

Maintained stand-alone Supplier Code of Conduct Policy clearly communicating our expectations regarding compliance with all laws and regulations, ethical business conduct, conflict mineral sourcing and responsible management of environmental resources

•	Continued engagement with suppliers to support continuous improvement and advance our collective sustainability goals

VALUED CORPORATE CITIZEN

•	Continued active engagement with stockholders, including meeting with stockholders holding more than 50% of our outstanding shares over the past year

•	Prioritized stakeholder engagement, community outreach and charitable sponsorship across our operational footprint

2026 and Beyond

We recognize that long-term excellence requires sustainable business practices and strong governance. Accordingly, we intend to continue our efforts to advance our sustainability and governance goals as a company, including our efforts to:

•
Continually assess board refreshment opportunities and the alignment of overall board skill sets with the evolving needs and strategies of our company;
•
Maintain strong board oversight of risk management and sustainability matters;
•
Continue to explore new strategies to further reduce our overall GHG emissions and carbon intensity;
•
Continue to invest in our business operations to increase manufacturing efficiency and reduce our environmental footprint; and
•
Implement new systems and processes to monitor suppliers’ environmental and social performance.

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own Company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares. Except for Messrs. Grimley and Hoffman and Mses. Glas and Minor, who joined the board within the past few years and are on track to meet our stock ownership requirements, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines. Messrs. Our stock ownership guidelines also apply to senior management. For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

We have adopted a securities trading policy that governs the purchase, sale and other dispositions of our securities by directors, officers and other employees, including our named executive officers, in order to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. Among other limitations, our securities trading policy prohibits our directors, employees, including our named executive officers, and independent directors, and members of their immediate families, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards, collars and futures. Our securities trading policy also prohibits our directors, employees, including our named executive officers, and independent contractors, and members of their immediate families, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the Company, which are typically referred to as “cashless exercises”), holding our securities in a margin account, pledging our securities as collateral for a loan or any other obligations or entering into share lending programs.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short- and long-term. We do not believe that our compensation policies and practices encourage decisions or actions which are likely to have a material adverse effect on our company. Our determination is based on, among other factors, the following:

•
Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;
•
Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;
•
A significant portion of the variable compensation is in the form of restricted stock units and performance shares with three-year vesting and performance periods (64% for our CEO and approximately 35% to 50% for our other named executive officers), which ensures that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;
•
Underlying performance and results impacting our incentive compensation plans are subject to extensive review, verification and validation;
•
All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards, and we maintain a clawback policy that complies with Dodd-Frank and the Nasdaq listing standards;
•
Our short-term incentive plan and our performance shares require the attainment of demanding threshold and target company performance levels before any payments are earned or performance shares vest; and
•
Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to the group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 17, 2026, the record date.

Name	Age	Position(s)
Keith A. Harvey	66	President and Chief Executive Officer
Neal E. West	67	Executive Vice President and Chief Financial Officer
John M. Donnan	65	Executive Vice President - Legal, Compliance and Human Resources
Hugh (Jack) J. Barger, III	54	Executive Vice President - Sales and Marketing
Thomas H. Robb	51	Executive Vice President - Manufacturing
Vijai Narayan	48	Vice President, Corporate Controller and Chief Accounting Officer
Iulian Gheorghe	56	Senior Vice President - Advanced Engineering and Innovation

Set forth below are brief descriptions of the business experience of each of our executive officers.

Keith A. Harvey has served as our President and Chief Executive Officer and as a director since July 2020 and as Chairman of our Board since January 2025. He previously served as President and Chief Operating Officer from December 2015 to July 2020, Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000. Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the Company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Neal E. West has served as our Executive Vice President and Chief Financial Officer since March 2021 and as Senior Vice President and Chief Financial Officer from February 2019 to March 2021. Mr. West joined our company in June 2008 as Vice President and Chief Accounting Officer. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistics, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant and a Certified Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

John M. Donnan has served as our Executive Vice President, Chief Administrative Officer and General Counsel since March 2021. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, and human resources functions. He previously served as our Executive Vice President – Legal, Compliance and Human Resources from June 2012 to March 2021, our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

Hugh (Jack) J. Barger, III has served as Executive Vice President – Sales and Marketing since January 2026. Mr. Barger joined Kaiser in July 2025 and served as Senior Vice President – Sales and Marketing until he was appointed to his current position. Prior to joining Kaiser, Mr. Barger was President of Central Steel & Wire Company, a leading metals distributor and fabricator, from March 2021 to January 2024 and held the position of Vice President from 2015 to 2021. Prior to that, Mr. Barger held advancing leadership roles at A.M. Castle & Company. Mr. Barger has over 25 years of progressive experience in the metals industry and holds a Bachelor’s degree in Agricultural Education from North Carolina State University and a Master’s degree from Kent State University.

Thomas H. Robb has served as our Executive Vice President – Manufacturing since December 2025. He previously served as Senior Vice President - Manufacturing from November 2025 to December 2025. Mr. Robb rejoined the Company in August 2024, served as Vice President - Finance until September 2024 and served as Vice President - Finance and Packaging from September 2024 to November 2025. Prior to joining the Company, Mr. Robb was Chief Strategy Officer of ElementUSA Minerals, LLC, a mineral resource and production company, from August 2023 to February 2024 and President of New Day Aluminum, a bauxite and alumina refining company, and Niche European Holdings, which holds specialty minerals business, from October 2016 to August 2023. Mr. Robb has an extensive global background in finance, strategy and operations with more than 20 years of combined international aluminum and metals experience. He has a Master’s in business administration from Vanderbilt University as well as a Bachelor’s degree in business administration from the University of Florida.

Vijai Narayan has served as our Vice President, Corporate Controller and Chief Accounting Officer since April 2024. Mr. Narayan joined our company in November 2022 as Vice President - Finance and served as Vice President and Chief Accounting Officer from June 2023 to April 2024. Prior to joining Kaiser, Mr. Narayan was Vice President Finance and Controller of eviCore Healthcare, a medical benefits management company and subsidiary of Cigna Corporation from April 2020 to November 2022. Previously, Mr. Narayan was a Partner in the Financial Accounting Advisory Services practice of Ernst & Young LLP. Mr. Narayan holds a Bachelor of Commerce degree from the University of Mumbai and a Master of Accountancy and Master of Business Administration from Bowling Green State University. He is also a Certified Public Accountant, licensed in the State of Tennessee.

Iulian Gheorghe, Ph.D., has served as our Senior Vice President - Advanced Engineering and Innovation since July 2025. Dr. Gheorghe joined the company in February 2024 and served as Vice President - Advanced Engineering and Innovation until he was appointed to his current position. Prior to joining Kaiser, Dr. Gheorghe was Director, Research and Development - Asia of Novelis, an aluminum rolling and recycling company, from June 2021 to September 2023 and Director, Research and Development - North America of Novelis from October 2023 to February 2024. Dr. Gheorghe also served as Director, Innovation Center - Asia Pacific of Aleris, Inc. from February 2017 to May 2021. Dr. Gheorghe has over 32 years of industry experience, including 25 years in innovation, technical, operations, and research and development. Dr. Gheorghe has a Ph.D. in materials science from Clemson University, as well as Bachelor’s and Master’s degrees in materials science from Bucharest Polytechnic Institute in Romania.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed on February 19, 2026.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Donald J. Stebbins (Chair)

Richard P. Grimley

James D. Hoffman

Lauralee E. Martin

Glenda J. Minor

Compensation Discussion and Analysis

Introduction

This section provides:

•
our 2025 performance highlights;
•
a discussion of our 2025 capital allocation;

•
an overview of the compensation committee;
•
a discussion of the objectives of our comprehensive compensation structure;
•
a discussion of the design of our overall 2025 compensation program for senior management; and
•
a discussion of all material elements of 2025 compensation for each of our named executive officers whose names and titles (during 2025) are set forth in the following table:

Name	Title
Keith A Harvey	Chief Executive Officer (principal executive officer)
Neal E. West	Executive Vice President and Chief Financial Officer (principal financial officer)
John M. Donnan	Executive Vice President, Chief Administrative Officer and General Counsel
Thomas H. Robb	Executive Vice President - Manufacturing
Blain A. Tiffany (1)	Executive Vice President - Sales and Marketing
Jason D. Walsh (2)	Executive Vice President - Manufacturing

___________________

(1)

Mr. Tiffany served as Executive Vice President - Sales and Marketing through December 31, 2025. In connection with Mr. Tiffany’s expected retirement, he transitioned to the role of Advisor to the Chief Executive Officer on January 1, 2026 and is anticipated to remain an employee of the Company through December 31, 2026.

(2)	Mr. Walsh served as Executive Vice President - Manufacturing until November 2025, at which time he decided to take leave from the Company for health reasons but remains an employee.
•
a summary of the compensation committee’s consideration of the 2025 advisory vote to approve named executive officer compensation;
•
a discussion of actions with respect to 2025 compensation;
•
a summary of our stock ownership guidelines, securities trading policy and clawback policy; and
•
a summary of our current employment contracts, termination of employment arrangements, and change-in-control arrangements with our named executive officers.

2025 Performance Highlights(1)

Our financial results for 2025 exceeded our outlook and reflected a year of consistent execution. Metal pricing remained a favorable tailwind, and despite approximately $47 million of non-recurring costs, we delivered record full year net income of $113 million and record full year Adjusted EBITDA of $310 million with an Adjusted EBITDA margin above 21%. We remain focused on expanding margins, generating free cash flow, and delivering meaningful value for our shareholders in the year ahead.

The table below highlights our 2025 financial performance:

Shipments	Net Sales	Net Income	Adjusted Net Income	Conversion Revenue	Adjusted EBITDA	Net Income Per Diluted Share	Adjusted Net Income Per Diluted Share
1.1	$3.37	$113	100	$1.45	$310	$6.77	$6.03
Billion lbs	Billion	Million	Million	Billion	Million

_____________

(1)

See Appendix A of this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non-GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”), “adjusted” or “Conversion Revenue” are not intended to be (and should not be relied on) in lieu of the comparable captions under GAAP to which these metrics are reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

Balanced Capital Allocation Priorities

Our capital allocation strategy focuses on organic investment, external growth and returning cash to stockholders through dividends and share repurchases.

Organic Investment Strategy

Since 2007, we have invested over $1.52 billion organically at greater than 1.5 times depreciation.

Inorganic Investment Strategy

We use a strategic filter to review all potential acquisitions. We will not engage in an acquisition unless it has a strategic rationale that passes the strategic filter. We will only acquire a business if it expands or diversifies our product offering, is a business we understand, and is culturally compatible with us and shares our winning strategy.

Value Returned to Stockholders

We also expect to continue to pay regular dividends. Since 2007, we have returned over $1 billion to stockholders through quarterly dividends and share repurchases.

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the sustainability committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our CEO, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our CEO and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and virtually at the request of one or more committee members. Our CEO, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our CEO nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our CEO on compensation matters, including, among others:

•
our strategy and key strategic objectives, business plan, and underlying assumptions;
•
objectives for our compensation programs;
•
the structure of our compensation programs;
•
the role of our compensation programs in management succession planning; and
•
compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and to our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;
•
attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•
correlating our senior management compensation with our actual short- and long-term performance.

Design of our 2025 Compensation Program

Our 2025 compensation program for our senior management, including our named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•
a short-term annual cash incentive plan, which pays only if performance thresholds are met; and
•
an equity-based, long-term incentive consisting of (1) restricted stock units with three-year cliff vesting to promote senior management retention, and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to a group of peer companies and 40% of which vest, if at all, based on our Adjusted EBITDA margin performance, each over a three-year performance period (2025 through 2027).

In addition to focusing on "pay for performance," our 2025 compensation program:

•
balanced short-term and long-term goals, with:
•
more than 60% of the target total compensation of our CEO being delivered through long-term incentives; and
•
approximately 35% to 50% of the target total compensation for our other named executive officers being delivered through long-term incentives;

•
delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:
•
over 50% of the target compensation of our CEO being at-risk compensation payable only if certain corporate performance levels are achieved; and
•
approximately 45% to 50% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;
•
provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;
•
provided annual cash incentives linked to achievement of financial, corporate, operational and individual performance while emphasizing the importance of safety, quality, delivery and cost performance;
•
utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR and Adjusted EBITDA margin performance; and
•
utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•
The external challenges to our near- and long-term ability to attract and retain strong senior management;
•
Each individual's contributions to our overall results;
•
Our historical and anticipated operating and financial performance compared with targeted goals; and
•
Our size and complexity compared with companies in our compensation peer group.

The compensation committee generally uses tally and other summary sheets that provide a summary of the compensation history of our CEO and those members of our senior management reporting to our CEO. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating our 2025 compensation program, the compensation committee considered, among other things:

•
the Company's key strategic initiatives, business plan and underlying assumptions;
•
the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;
•
the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;
•
the anticipated performance of the Company's compensation programs based on the Company's business plan and current financial position;

•
the economic conditions in the United States and abroad; and
•
stockholder feedback.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

•
be of a similar size;
•
have positions of similar complexity and scope of responsibility; and/or
•
compete with us for talent.

The compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2025, the compensation committee approved a 22-company peer group. Compared to the peer group used for 2024, Howmet Aerospace, Inc. was removed due to its outpaced growth in 2024 compared to the other peers. As of November 8, 2024, the new custom peer group had (1) market capitalization ranging from approximately $136 million to approximately $12.5 billion and a median market capitalization of approximately $6.0 billion, and (2) trailing 12 months revenues ranging from $1.7 billion to approximately $7.9 billion and median revenue of approximately $3.5 billion. Our market capitalization and revenue, both as of December 31, 2024, were $1.1 billion and $3.0 billion, respectively.

2025 Compensation Peer Group
ATI Inc.	Louisiana-Pacific Corporation
Cabot Corporation	Mueller Industries, Inc.
Carpenter Technology Corporation	Radius Recycling, Inc. (f/k/a Schnitzer Steel Industries, Inc.)
Clearwater Paper Corporation	Ryerson Holding Corporation
Commercial Metals Company	Silgan Holdings Inc.
Donaldson Company, Inc.	The TimKen Company
Greif, Inc.	Trinseo PLC
Hillenbrand, Inc.	Valmont Industries, Inc.
ITT Inc.	Watts Water Technologies, Inc.
John Bean Technologies Corporation	Woodward, Inc.
Kennametal Inc.	Worthington Industries, Inc.

Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than us. These larger companies, including Arconic Corporation, Constellium SE, Novelis Inc. and Norsk Hydro ASA, aggressively recruit talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2025, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey. We did not select the constituent companies comprising this survey group, however, and the component companies’ identities were not a material factor in the applicable compensation analysis.

For 2026, the compensation committee approved the same peer group as 2025, except for the removal of Radius Recycling, Inc. as the company was acquired and its compensation data was no longer publicly available.

Principal Elements of 2025 Compensation

The table below summarizes the key elements of our named executive officers' compensation in 2025:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.	•	No performance metric.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company	•	Safety
			performance goals.	•	Quality
				•	Delivery
				•	Modified for individual performance

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for continued employment with our company through three-year cliff vesting	•	No performance metric (retention-based and "at risk" to the extent underlying performance impacts stock price)

	Performance Shares	•	Create financial incentive for achieving or exceeding long-term performance goals.	•	60%: Relative TSR (compared to peer companies in the S&P 600 SmallCap Materials and 400 MidCap Materials Indices)
				•	40%: Adjusted EBITDA Margin performance

Each compensation element is discussed in detail below.

2025 base salary

The compensation committee annually reviews base salaries for our CEO and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•
level and scope of responsibility;
•
prior experience;
•
base salaries paid for comparable positions by our compensation peer group; and
•
the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2025, the base salary of each of our named executive officers, other than Mr. Harvey, was increased by 2% to 3%, principally to align more closely with market and survey information. Pursuant to his request, Mr. Harvey's 2025 base salary remained the same as his salary in 2024 despite his target compensation lagging his peers in our compensation peer group.

Base salary rates for our named executive officers in 2025, effective April 1, 2025, were as follows:

Name	2024 Base Salary Rate	2025 Base Salary Rate
Keith A. Harvey	$1,000,000	$1,000,000
Neal E. West	$561,600	$578,500
John M. Donnan	$546,000	$562,400
Thomas H. Robb	$510,000	$519,600
Blain A. Tiffany	$468,000	$482,100
Jason D. Walsh	$520,000	$535,600

2025 short-term incentive

The table below summarizes the performance metrics under our 2025 STI Plan:

Incentive Program	Performance Metric*	Weighting	Modifier	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	85%	Individual	+/- 100%
	Safety	5%
	Quality	5%
	Delivery	5%

_______________

* Safety performance is measured using our TCIR and LCIR. Quality performance is measured using our no-fault claim rate. Delivery performance is measured by our on-time delivery rate. As noted, the individual modifier is discretionary and only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives. Individual awards for each named executive officer may be adjusted up or down 100% in recognition of exceptional performance, including individual, facility, and/or functional area performance.

The following summarizes the key features of our 2025 STI Plan:

FEATURES
•	Pay for performance
•	Rigorous performance goals based on Adjusted EBITDA, safety, quality and delivery
•	Strong linkage between performance goals and financial performance as well as strategic non-financial results
•

In exceptional instances approved by the compensation committee, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	Maximum payout capped at 2.5 times the target

Our 2025 STI Plan was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA, safety, quality and delivery performance goals. Similar to the short-term incentive plan approved by the compensation committee in 2024, our 2025 STI Plan also permitted adjustments to individual payouts, in exceptional instances, based on actual performance, including individual and/or functional area performance as well as performance against other strategic initiatives, subject to the maximum payout opportunity described above. The structure, terms and metrics of the 2025 STI Plan applicable to the named executive officers were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2024.

Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2025 STI Plan provided that Adjusted EBITDA performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity for Adjusted EBITDA performance. Under our 2025 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels for Adjusted EBITDA were linearly interpolated.

The chart on the right illustrates our annual Adjusted EBITDA performance multipliers for the last three years under our 2023, 2024 and 2025 short-term incentive plans, excluding the impact of the other performance metrics. Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has not been retrospectively applied to the figures for 2023 and 2024 in the chart. Therefore, the reconciliation of Adjusted EBITDA on Appendix A of this Proxy Statement is not applicable for the figures for 2023 and 2024 in the chart. For purposes of awards under the applicable plans, Adjusted EBITDA means GAAP operating income excluding the impact of mark-to-market loss, restructuring costs, acquisition costs, goodwill impairment, non-cash asset impairment charges, other operating non-run-rate loss, depreciation and amortization.

The final multipliers of our 2023 and 2024 short-term incentive plans, after the application of modifiers and including the impact of the other performance metrics, were 0.86x and 0.95x, respectively. As discussed above, the final multiplier of our 2025 STI Plan, after taking into consideration all performance metrics, was 1.85x. There were no individual modifiers applied to awards received by our named executive officers pursuant to the 2025 STI Plan, except for a 0.20x modifier for Mr. Tiffany to recognize his exceptional performance in 2025 managing the Company's sales and marketing functions during an extremely dynamic commercial and manufacturing environment.

The table below summarizes the performance metrics and payout potential under our 2025 STI Plan and our performance against each of the metrics:

Metric	Weighting	Payout Potential				Final Multiplier*
		Below Threshold	Threshold	Target	Maximum
Adjusted EBITDA	85.0%	0.00x	0.425x	0.850x	1.700x	1.70x
TCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.03x
LCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.02x
Quality	5.0%	0.00x	0.000x	0.050x	0.100x	0.00x
Delivery	5.0%	0.00x	0.000x	0.050x	0.100x	0.10x
Total	100%	0.00x	0.425x	1.000x	2.000x	1.85x

____________

* Total may not sum due to rounding.

In addition to the above-referenced performance metrics, in exceptional instances approved by the compensation committee, individual adjustments may be made for our executive officers up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives, subject to a maximum payout of 2.5 times the target.

The performance required at each performance level for each performance metric and our actual performance are summarized in the table below:

Metric	Level of Performance Required			Actual Performance	Final Multiplier*
	Threshold	Target	Maximum
Adjusted EBITDA	$170 Million	$227 Million	$300 Million	$310 Million	1.70x
TCIR	2.500	1.875	1.250	1.71	0.03x
LCIR	0.500	0.400	0.300	0.42	0.02x
Quality	0.300%	0.250%	0.200%	0.60%	0.00x
Delivery	85.0%	87.5%	90.0%	89.92%	0.10x
Total					1.85x

____________

* Total may not sum due to rounding.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2025 STI Plan. In 2025, the short-term incentive targets of our named executive officers, other than Messrs. Harvey and Robb, were increased by 3%, principally to align their targets more closely with market and survey information. Mr. Robb did not receive an increase in his short-term incentive target as he rejoined our company in August 2024. Pursuant to his request, the short-term incentive target of Mr. Harvey remained the same as his target in 2024 despite his target compensation lagging his peers in our compensation peer group.

Name	Below Threshold	Threshold	Target	Maximum	Actual

Keith A. Harvey	—	$488,750	$1,150,000	$2,875,000	$2,127,500
Neal E. West	—	$182,113	$428,500	$1,071,250	$792,725
John M. Donnan	—	$182,113	$428,500	$1,071,250	$792,725
Thomas H. Robb	—	$136,000	$320,000	$800,000	$592,000
Blain A. Tiffany	—	$136,595	$321,400	$803,500	$713,508
Jason D. Walsh	—	$159,375	$375,000	$937,500	$693,750

2025-2027 long-term incentives

The table below summarizes the performance metrics for the performance shares granted under our 2025-2027 LTI Plan:

Incentive Program	Performance Metric	Weighting
Long-Term Incentive Plan	Relative TSR	60%
	Adjusted EBITDA margin	40%

The following summarizes the key features of our 2025-2027 LTI plan:

FEATURES
•	Three-year performance period for performance shares (2025-2027)
•	Includes retention features by utilizing time-vested restricted stock units representing approximately 50% of the long-term incentive target for our named executive officers
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on Adjusted EBITDA margin
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our TSR. We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation. Our 2025-2027 LTI Plan for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2025, and the structure, terms and metrics of the 2025-2027 LTI Plan were generally consistent with those of the long-term incentive plan approved by the compensation committee in 2024 for our named executive officers.

Since 2014, we have implemented long-term incentive programs with a performance metric based on TSR. In 2020, we expanded our TSR peer group from companies in the S&P SmallCap 600 Materials Index to companies in both the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. We added Adjusted EBITDA margin as a performance metric in 2020.

Our 2025-2027 LTI Plan provides, with respect to the restricted stock units granted to our named executive officers, that, subject to limited exceptions, the restricted stock units will vest on March 5, 2028. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

The 2025-2027 LTI Plan provides, with respect to the performance shares:

•
a threshold performance level up to which no performance shares will vest or be earned;
•
a target performance level at which the target number of performance shares will vest and be earned;
•
a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and
•
pro rata vesting between the threshold and maximum performance levels.

For 60% of the performance shares granted under our 2025-2027 LTI Plan, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices as follows:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $1.2 billion and $8.0 billion and between $8.0 billion and $22.7 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file SEC annual reports, and (5) listed on a major U.S. exchange, among other factors. The materials sector includes companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies.

For the remaining 40% of the performance shares granted under our 2025-2027 LTI Plan, the payout will be determined based on our Adjusted EBITDA margin using performance goals approved by the compensation committee.

For 2025, the compensation committee determined that each named executive officer should receive time-based restricted stock units having an economic value equal to approximately 50% of the named executive officer's target monetary value and a target number of performance shares having an economic value equal to approximately 50% of the named executive officer's target monetary value. In addition, the target monetary values under the 2025-2027 LTI Plan for our named executive officers, other than Mr. Robb, were increased by 2% to 5%, principally to align their targets more closely with market and survey information. Mr. Robb did not participate in our 2024-2026 LTI plan, as he rejoined our company in August 2024.

The table below sets forth the target monetary value under our 2025-2027 LTI Plan and the number of restricted stock units and performance shares granted to our named executive officers during 2025:

Name	Target Monetary Value	Number of Restricted Stock Units (1)	Number of Performance Shares (at Target) (2)

Keith A. Harvey	$3,885,000	27,299	27,299
Neal E. West	$1,017,600	7,150	7,150
John M. Donnan	$964,100	6,774	6,774
Thomas H. Robb	$770,000	5,410	5,410
Blain A. Tiffany	$464,100	3,261	3,261
Jason D. Walsh	$636,500	4,472	4,472

____________

(1)
The restricted stock units granted will vest on March 5, 2028 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2028, the restricted stock units will remain outstanding and vest on March 5, 2028 (or earlier in the event of his disability or death or a change in control). If the named executive officer's employment terminates as a result of the named executive officer's retirement at or after age 65, a prorated portion of such restricted stock units, determined based on the actual days of the named executive officer's employment during the restriction period, will remain outstanding and vest on March 5, 2028 (or earlier in the event of the named executive officer's death or disability or a change in control). The number of restricted stock units granted was calculated by dividing (A) the applicable percentage (50%) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $71.16 per share.
(2)
The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Harvey, West, Donnan, Walsh and Tiffany under our 2025-2027 LTI Plan at each performance level:

Name	Below Threshold	Threshold	Target	Maximum

Keith A. Harvey	—	13,649	27,299	54,598
Neal E. West	—	3,575	7,150	14,300
John M. Donnan	—	3,387	6,774	13,548
Thomas H. Robb	—	2,705	5,410	10,820
Blain A. Tiffany	—	1,630	3,261	6,522
Jason D. Walsh	—	2,236	4,472	8,944

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2028 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which will be no later than March 15, 2028. If, prior to December 31, 2027, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2027, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, the employment of the named executive officer terminates as a result of the named executive officer's retirement at or after age 65, the performance shares granted to the named executive officer will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2028 under our 2025-2027 LTI Plan are determined as follows:

•
the threshold number of performance shares reflects that no performance shares will be earned in 2028 under our 2025-2027 LTI Plan unless our company's performance meets or exceeds at least one of the applicable threshold performance levels required for each metric over the 2025 through 2027 performance period;

•
the target number of performance shares was calculated by dividing (A) the applicable percentage (50%) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $71.16 per share; and
•
the maximum number of performance shares for each metric is approximately twice the target number of performance shares for that metric.

Upon a change in control, all the restricted stock units will vest. However, the number of performance shares earned upon change in control, if any, will be determined based on the performance level achieved against the underlying metrics applicable to the outstanding performance shares during the performance period through the date of the change in control ensuring that our named executive officers will only be rewarded for performance supporting strategic goals that successfully drive our operations and enhance our stockholder returns. We believe this structure (1) aligns the interests of our named executive officers with our stockholders, and (2) drives the performance required to meet our strategic initiatives and enhances stockholder alignment, particularly when considering that the performance shares granted to our named executive officers have an economic value equal to 50% of each named executive officer's long-term incentive target, and that the performance shares earned, if any, upon a change in control will only be earned if the required performance level is achieved.

Results for 2023-2025 Performance Period

Similar to the 2025-2027 LTI Plan, our 2023-2025 LTI Plan utilized time-based restricted stock unit and performance share awards. On March 5, 2026, the three-year vesting period applicable to the grant of restricted stock units under our 2023-2025 LTI Plan ended and shares were issued in accordance with the terms of the underlying grants. In addition, on March 5, 2026 our compensation committee determined that 183% of the performance shares granted under the 2023-2025 LTI Plan had been earned based on our performance over the 2023 through 2025 performance period. The remaining performance shares granted under the 2023-2025 LTI Plan were forfeited.

The payout of the performance share awards under 2023-2025 LTI Plan was based 60% on our TSR performance relative to the TSR performance of our peers in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. Our TSR is calculated based on the return of the 20-trading-day average closing prices between the beginning and the end of the applicable performance period, using the formula below. The average prices are based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

TSR =	(Ending Average – Beginning Average)
Beginning Average

The calculation for the 2023 - 2025 TSR is as follows:

TSR =	$125.95 – $79.54	= 58.34%
$79.54

The beginning average price of $79.54 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 2, 2022 to December 30, 2022. The ending average price of $125.95 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2025 to December 31, 2025 . We paid out $9.24 per share of dividends during the 2023 - 2025 performance period.

Our TSR of 58.34% for the 2023 through 2025 performance period ranked #11 out of the 55 companies in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, or the 81st percentile, resulting in a payout of 172% of the performance shares with a relative TSR metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2020-2023, 2022-2024 and 2023-2025 long-term incentive programs:

The performance shares earned were determined by our TSR over the applicable three-year performance period compared to the TSR of the other companies comprising the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading-day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table below:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

For the remaining 40% of the performance shares granted under the 2023 - 2025 LTI Plan, the payout was determined based on our Adjusted EBITDA margin performance, calculated by our Adjusted EBITDA as a percentage of conversion revenue over the three-year performance period. Our conversion revenue is calculated as our net sales less the hedged cost of alloyed metals. A payout at the threshold, target and maximum levels under the 2023 - 2025 LTI Plan required an average Adjusted EBITDA margin of 10.8%, 13.8%, and equal to or greater than 16.8%, respectively, over the 2023 through 2025 performance period. Our average Adjusted EBITDA margin for 2023 through 2025 was 16.8%, resulting in a payout of 200% of the performance shares with an Adjusted EBITDA margin metric.

Retirement benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits offered to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•
the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and
•
a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•
A company match of the employee's pre-tax deferrals under our Savings Plan;
•
A company contribution to the employee's account under our Savings Plan; and
•
A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. During 2025, all of our named executive officers received a vehicle allowance.

Our salaried employees, including the named executive officers, are also eligible to receive benefits in connection with qualified relocations requested by the Company, including the reimbursement of certain moving expenses, temporary living expenses, and normal closing costs up to the lesser of two points or 2% of the loan value, and, if applicable, a payment intended to offset costs incurred to close the home sale in the origin location equal to 7% of the contract price for relocations within the United States.

Consideration of the 2025 Advisory Vote to Approve Named Executive Officer Compensation

We provide our stockholders with the opportunity to cast an annual vote to approve our named executive officer compensation. At our 2025 annual meeting of stockholders, approximately 98.2% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting. The compensation committee has considered the outcome of the vote on executive compensation at our 2025 annual meeting of stockholders, as well as the feedback received through our stockholder engagement, and believes they affirm our stockholders' support of our overall approach to executive compensation. Therefore, we did not make any changes to our executive compensation program as a direct result of the vote. The compensation committee expects to continue to consider the outcome of the annual vote to approve named executive officer compensation when making future compensation decisions for the named executive officers.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our President and CEO and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until the applicable ownership level required by the stock ownership guidelines is achieved. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines except for Mr. Robb, who was appointed an executive officer in December 2025. Messrs. Walsh and Tiffany are no longer subject to the stock ownership guidelines as they no longer serve as our executive officers.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the Company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors, employees, including our named executive officers, and independent contractors, and members of their immediate families, from purchasing financial instruments, including options and other derivative arrangements, to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director, employee, or independent contractor. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards, collars and futures. Our securities trading policy also prohibits our directors, employees, including our named executive officers, and independent contractors from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the Company, which are typically referred to as “cashless exercises”), holding our securities in a margin account, pledging our securities as collateral for a loan or any other obligations or entering into share lending programs.

Clawback Policy

As required by Dodd-Frank, in October 2022, the SEC adopted final rules directing the national securities exchanges and national securities associations that list securities, including The Nasdaq Stock Market, to establish clawback listing standards. These clawback listing standards require the Company to adopt a written compensation recovery (clawback) policy providing for the recovery, in the event of a triggering accounting restatement, of incentive-based compensation received by current or former executive officers that is based on erroneously reported financial information. In October 2023, the Nasdaq clawback listing standards became effective. Accordingly, in October 2023, we amended our then existing clawback policy to meet the requirements of clawback listing standards of the Nasdaq Stock Market.

The revised clawback policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the clawback policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

The clawback policy does not condition the clawback on the fault of the executive officer, but we are not required to recoup amounts in limited circumstances set forth in the clawback policy where the compensation committee has made a determination that recovery would be impracticable. Operation of the clawback policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

In addition to our clawback policy, our short-term incentive plan and equity award agreements provide for the recovery of payments or awards received during the applicable one-year recovery period by plan participants in the event that the plan participant engaged in a triggering detrimental activity.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on July 31, 2020, we entered into an amended and restated severance agreement with Mr. Harvey in connection with his appointment as CEO. The severance agreement, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the Severance Agreement provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years and a prorated short-term incentive payment for the program then in effect. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of benefits for three years and a prorated short-term incentive payment for the program then in effect. The compensation committee, working with Meridian, determined that the negotiated terms of the amended agreement were consistent with market practice and in the best interests of our company and stockholders.

Also as discussed more fully below, in December 2024, we adopted a key employee severance benefit plan (the "Key Employee Severance Benefit Plan") to streamline the severance protection offered to certain key employees and replace the individual change of control agreements with Messrs. Donnan and West and the severance benefits provided under the salaried employee severance plan to certain key employees, including Messrs. Donnan, West, Walsh and Tiffany. Each of our named executive officers, other than Mr. Tiffany, currently participates in the Key Employee Severance Benefit Plan.

Mr. Tiffany's role and responsibilities were assumed by Hugh (Jack) J. Barger, III effective January 1, 2026, as part of our succession planning for Mr. Tiffany in connection with his anticipated retirement. As part of the planned transition, on January 7, 2026, we entered into a transition letter with Mr. Tiffany. Pursuant to the terms of the transition letter, effective January 1, 2026, Mr. Tiffany (i) serves as the Company’s Advisor to the Chief Executive Officer and will remain an employee of the Company through December 31, 2026 (the “Transition Period”), (ii) will provide transition services through the Transition Period, (iii) continues to receive his base salary and participate in the Company’s incentive compensation plans through the Transition Period, (iv) retains his outstanding grants under the Company’s long term incentive programs without proration, (v) is entitled to the continuation of customary benefits during the Transition Period and (vi) no longer participates in the Kaiser Aluminum Key Employee Severance Benefit Plan.

2025 Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Keith A. Harvey, our President and CEO (our principal executive officer); (2) Neal E. West, our Executive Vice President and Chief Financial Officer (our principal financial officer); (3) each of John M. Donnan, Thomas H. Robb and Blain A. Tiffany, our three other most highly compensated executive officers (based on total compensation for 2025) who were serving as executive officers as of the end of 2025, and (4) Jason D. Walsh, who would have been one of our three other most highly compensated executive officers (based on total compensation for 2025) but for the fact that he was not serving as an executive officer at the end of 2025.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Keith A. Harvey,	2025	$1,000,000	$4,212,188	$2,127,500	$6,480	$568,667	$7,914,836
President and Chief	2024	$1,000,000	$4,126,783	$1,097,100	—	$404,604	$6,628,487
Executive Officer	2023	$983,750	$4,012,956	$985,550	—	$225,604	$6,207,860

Neal E. West,	2025	$574,275	$1,103,234	$792,725	—	$172,243	$2,642,477
Executive Vice President	2024	$556,200	$1,101,891	$396,864	—	$119,755	$2,174,710
and Chief Financial Officer	2023	$527,500	$1,030,285	342,800	—	$110,124	$2,010,709

John M. Donnan,	2025	$558,300	$1,045,213	$792,725	$5,823	$267,061	$2,669,122
Executive Vice President, Chief	2024	$540,750	$1,043,896	$396,864	—	$151,358	$2,132,868
Administrative Officer and	2023	$517,500	$976,050	$342,800	—	$216,033	$2,052,383
General Counsel

Thomas H. Robb,	2025	$517,200	$834,754	$592,000	—	$562,002	$2,505,957
Senior Vice President -
Manufacturing

Blain A. Tiffany,	2025	$478,575	$503,161	$713,508	—	$152,079	$1,847,323
Advisor to the CEO; Former	2024	$463,500	$492,871	$297,648	—	$170,497	$1,424,516
Executive Vice President -	2023	$443,750	$649,343	$257,100	—	$138,064	$1,488,257
Sales and Marketing (5)

Jason D. Walsh,	2025	$464,750	$690,020	$693,750	—	$191,810	$2,040,330
Former Executive Vice President -	2024	$515,000	$695,969	$347,256	—	$160,581	$1,718,807
Manufacturing (5)	2023	$491,250	$839,065	$299,950	—	$148,191	$1,778,456

(1)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. The aggregate grant date fair value of the 2025 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value

Name	Year	At Probable Performance	At Maximum Performance

Keith A. Harvey	2025	$2,328,557	$4,432,577
Neal E. West	2025	$609,884	$1,160,960
John M. Donnan	2025	$577,807	$1,099,892
Thomas H. Robb	2025	$461,464	$878,433
Blain A. Tiffany	2025	$278,152	$529,471
Jason D. Walsh	2025	$381,452	$726,119

* For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2025 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)
Reflects payments earned under our STI Plans.
(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the PRIA-2012 White Collar Retiree Mortality Table, projected forward with Scale MP-2021 as of December, 31, 2023, December 31, 2024 and December 31, 2025 and (b) applying a discount rate of 4.89%, 5.40% and 5.01% per annum as of December 31, 2023, December 31, 2024 and December 31, 2025, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 2.49%, 4.89% and 5.40% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Mr. Harvey, were significantly reduced due to the limitations on benefits payable by the PBGC. Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.
(4)
Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the 2025 Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Vehicle Allowance	Relocation Costs	Total

Keith A. Harvey	2025	$42,350	$209,652	$304,409	$12,256	—	$568,667
	2024	$41,950	$196,866	$153,532	$12,256	—	$404,604
	2023	$36,450	$78,450	$98,448	$12,256	—	$225,604

Neal E. West	2025	$21,000	$37,268	$76,793	$14,054	$23,128	$172,243
	2024	$20,900	$33,240	$51,561	$14,054	—	$119,755
	2023	$19,903	$11,850	$64,317	$14,054	—	$110,124

John M. Donnan	2025	$35,119	$60,516	$74,009	$12,684	$84,733	$267,061
	2024	$34,819	$53,855	$50,000	$12,684	—	$151,358
	2023	$32,820	$18,570	$64,087	$12,684	$87,872	$216,033

Thomas H. Robb	2025	$7,000	$16,038	$40,507	$—	$498,458	$562,002

Blain A. Tiffany	2025	$24,625	$25,573	$88,354	$13,527	—	$152,079
	2024	$24,525	$37,962	$94,483	$13,527	—	$170,497
	2023	$18,851	$6,825	$98,860	$13,527	—	$138,064

Jason D. Walsh	2025	$21,017	$31,737	$98,970	$13,021	$27,065	$191,810
	2024	$20,917	$28,197	$98,447	$13,021	—	$160,581
	2023	$19,816	$9,675	$95,679	$13,021	$10,000	$148,191

As reflected in the table above, the base salary received by each of our named executive officers, as a percentage of their respective total target compensation was as follows:

•
For 2025, Mr. Harvey, 17%; Mr. West, 29%; Mr. Donnan, 29%; Mr. Robb, 32%; Mr. Walsh, 35%; and Mr. Tiffany, 38%;
•
For 2024, Mr. Harvey, 17%; Mr. West, 29%; Mr. Donnan, 29%; Mr. Walsh, 34%; and Mr. Tiffany, 38%; and
•
For 2023, Mr. Harvey, 17%; Mr. West, 29%; Mr. Donnan, 29%; Mr. Walsh, 34%; and Mr. Tiffany, 38%.
(5)
Mr. Tiffany served as Executive Vice President - Sales and Marketing through December 31, 2025, and Mr. Walsh served as Executive Vice President - Manufacturing until November 2025.

Grants of Plan-Based Awards in 2025

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2025.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or units (#)		Grant Date Fair Value of Stock and Option Awards (3) (#)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Keith A. Harvey	—	$488,750	$1,150,000	$2,875,000	—	—	—	—		—
	3/5/2025	—	—	—	—	—	—	27,299	(4)	$1,883,631
	3/5/2025	—	—	—	13,649	27,299	54,598	—		$2,328,557

Neal E. West	—	$182,113	$428,500	$1,071,250	—	—	—	—		—
	3/5/2025	—	—	—	—	—	—	7,150	(4)	$493,350
	3/5/2025	—	—	—	3,575	7,150	14,300	—		$609,884

John M. Donnan	—	$182,113	$428,500	$1,071,250	—	—	—	—		—
	3/5/2025	—	—	—	—	—	—	6,774	(4)	$467,406
	3/5/2025	—	—	—	3,387	6,774	13,548	—		$577,807

Thomas H. Robb	—	$136,000	$320,000	$800,000	—	—	—	—		—
	3/5/2025	—	—	—	—	—	—	5,410	(4)	$373,290
	3/5/2025	—	—	—	2,705	5,410	10,820	—		$461,464

Blain A. Tiffany	—	$136,595	$321,400	$803,500	—	—	—	—		—
	3/5/2025	—	—	—	—	—	—	3,261	(4)	$225,009
	3/5/2025	—	—	—	1,630	3,261	6,522	—		$278,152

Jason D. Walsh	—	$159,375	$375,000	$937,500	—	—	—	—		—
	3/5/2025	—	—	—	—	—	—	4,472	(4)	$308,568
	3/5/2025	—	—	—	2,236	4,472	8,944	—		$381,452

(1)
Reflects the threshold, target and maximum award amounts under our 2025 STI Plan for our named executive officers. Actual amounts earned under the 2025 STI Plan are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. Under our 2025 STI Plan, individual participant awards may be adjusted up or down 100% in recognition of exceptional performance, subject to a maximum final award multiplier of 2.5 times the target.
(2)
Reflects the number of performance shares that generally will become vested and earned for each of the named executive officers under our 2025 - 2027 LTI Plan in 2028 at the threshold, target and maximum performance levels. No performance shares will vest under the 2025 - 2027 LTI Plan if our company's performance does not reach the threshold performance required for either applicable metric during the three-year performance period.
(3)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials and S&P MidCap 400 Materials Indices.
(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to regular annual awards granted effective March 5, 2025.

Employment-Related Agreements and Certain Employee Benefit Plans

Amended and Restated Severance Agreement

On July 31, 2020, Mr. Harvey became our CEO and entered into an amended and restated severance agreement, which, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the severance agreement with Mr. Harvey provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as reduced, is subject to such tax, except that a reduction will be made only if and to the extent the reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years and a prorated short-term incentive payment for the program then in effect. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of welfare benefits and perquisites for three years and a prorated short-term incentive payment for the program then in effect.

Key Employee Severance Benefit Plan

Under our Key Employee Severance Benefit Plan, which currently applies to Messrs. West, Donnan, Robb and Walsh, participants are entitled to certain predetermined payments in the event of certain qualifying terminations of employment, as outlined below.

If a participant’s employment is terminated by us for any reason other than death, disability, or "cause" (as defined in the plan), and such termination does not occur within 90 days prior to or 24 months after a change in control, then the participant is eligible to receive:

•
A lump sum payment equal to the sum of (i) the participant’s then-current base salary and (ii) the participant’s most recent short-term incentive target paid within five business days after the participant’s release (described below) becomes effective;
•
A prorated short-term incentive award for the year of termination, calculated based on actual performance and paid at the same time such bonuses are otherwise paid to active key employees; and
•
Reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the participant was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to 12 months post-termination.

If the participant’s employment is terminated by us for any reason other than death, disability, or cause, or by the participant for "good reason” (as defined in the plan), and in each case, such qualifying termination occurs within 90 days prior to or within 24 months after a change in control, then the participant is eligible to receive:

•
A lump sum payment equal to the two times the sum of (i) the participant’s then-current base salary (or, if higher, the participant’s annual base salary in effect within the six months preceding the change in control) and (ii) the participant’s most recent short-term incentive target, paid within five business days after the participant’s release becomes effective;
•
A prorated short-term incentive award for the year of termination, calculated based on achievement of a target level of performance and paid within five business days after the participant’s release becomes effective; and
•
Reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the participant was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to 24 months post-termination.

If the payments or benefits payable under the Key Employee Severance Benefit Plan would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced if such reduction would result in a higher net after tax benefit to the participant.

Each participant must also execute and deliver an effective release and waiver of claims and continue to comply with any applicable restrictive covenants in order to receive the payments and benefits provided for under the Key Employee Severance Benefit Plan. We can clawback any portion of the payments or benefits previously paid (to the fullest extent permitted by law) if the participant breaches the release or the restrictive covenants.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Harvey, West, Donnan, Robb, Tiffany and Walsh or his estate if his employment had terminated on December 31, 2025, the last business day of 2025, under various circumstances, see "— Potential Payments upon Termination or Change in Control" below.

2021 Plan

The terms of the 2021 Plan are substantially as described above in the section titled “Proposal 4 - Approval of the Amendment and Restatement of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan” (with the exception of the differences described in the “Summary of Material Changes from the Existing 2021 Plan” subsection).

Savings Plan

We sponsor a tax-qualified profit-sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $24,500 in calendar year 2026 (plus up to an additional $8,000 in the form of "catch-up" contributions for participants near retirement age) and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•
for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and
•
for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $70,000 in 2025, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration

Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•
if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:
•
the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and
•
the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and
•
annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to a percentage (determined based on the participant's hire date) of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2025

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2025 and illustrates the impact of the intended design of our compensation program, which generally ensures three years of restricted stock units and performance share awards are outstanding at any time.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Keith A. Harvey	17,429	(2)	$2,001,895	52,288	(5)	$6,005,800
	27,471	(3)	$3,155,319	54,942	(6)	$6,310,638
	27,299	(4)	$3,135,563	54,598	(7)	$6,271,126

Neal E. West	4,475	(2)	$513,999	13,424	(5)	$1,541,881
	7,335	(3)	$842,498	14,670	(6)	$1,684,996
	7,150	(4)	$821,249	14,300	(7)	$1,642,498

John M. Donnan	4,239	(2)	$486,892	12,718	(5)	$1,460,789
	6,949	(3)	$798,162	13,898	(6)	$1,596,324
	6,774	(4)	$778,062	13,548	(7)	$1,556,123

Thomas H. Robb	9,094	(8)	$1,044,537	10,820	(7)	$1,242,785
	5,410	(4)	$621,393

Blain A. Tiffany	2,002	(2)	$229,950	6,006	(5)	$689,849
	2,500	(9)	$287,150	6,562	(6)	$753,711
	3,281	(3)	$376,856	6,522	(7)	$749,117
	3,261	(4)	$374,558

Jason D. Walsh	2,826	(2)	$324,594	8,478	(5)	$973,783
	2,500	(9)	$287,150	9,266	(6)	$1,064,293
	4,633	(3)	$532,146	8,944	(7)	$1,027,308
	4,472	(4)	$513,654

(1)
Reflects the aggregate market value determined based on a per share price of $114.86, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2025.
(2)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2023. All such restricted stock units vested on March 5, 2026, with each entitling the named executive officer to one share of common stock.
(3)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2024. All such restricted stock units will vest on March 5, 2027 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2027, the restricted stock units will remain outstanding and vest on March 5, 2027 (or earlier in the event of his disability or death or a change in control). If the named executive officer's employment is terminated before March 5, 2027 as a result of the named executive officer's retirement at or after age 65, a prorated portion of such restricted stock units, determined based on the actual days of the named executive officer's employment during the restriction period, will remain outstanding and vest on March 7, 2027 (or earlier in the event of the named executive officer's death or disability or a change in control).
(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2025. All such restricted stock units granted will vest on March 5, 2028 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2028, the restricted stock units will remain outstanding and vest on March 5, 2028 (or earlier in the event of his disability or death or a change in control). If the named executive officer's employment is terminated before March 5, 2028 as a result of the named executive officer's retirement, a prorated portion of such restricted stock units, determined based on the actual days of the named executive officer's employment during the restriction period, will remain outstanding and vest on March 5, 2028 (or earlier in the event of the named executive officer's death or disability or a change in control).
(5)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2023. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2026 and, based on the certified performance level, 183% of the target performance shares received by the named executive officers were earned.
(6)
Reflects the maximum number of performance shares the named executive officer may receive pursuant to awards granted effective March 5, 2024. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2027 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2027. If, prior to December 31, 2026, the named executive officer’s employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2026, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to December 31, 2026, the employment of the named executive officer terminates as a result of the named executive officer's retirement at or after age 65, the performance shares granted to the named executive officer will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period.
(7)
Reflects the maximum number of performance shares the named executive officer may receive pursuant to awards granted effective March 5, 2025. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2028 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2028. If, prior to December 31, 2027, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2027, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to December 31, 2027, the employment of the named executive officer terminates as a result of the named executive officer's retirement at or after age 65, the performance shares granted to the named executive officer will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period.
(8)
Reflects the number of restricted stock units received by the named executive officer pursuant to an award granted effective September 23, 2024. All such restricted stock units will vest on March 5, 2027 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2027, the restricted stock units will remain outstanding and vest on March 5, 2027 (or earlier in the event of his disability or death or a change in control).
(9)
Reflects the number of restricted stock units received by the named executive officer pursuant to special awards granted effective March 5, 2023. All such restricted stock units vested on March 5, 2026.

Option Exercises and Stock Vested in 2025

The table below sets forth information regarding the vesting during 2025 of performance shares and restricted stock units granted to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Keith A. Harvey	20,287	$1,399,803
Neal E. West	5,752	$396,888
John M. Donnan	5,752	$396,888
Thomas H. Robb	—	—
Blain A. Tiffany	23,127	$1,710,163
Jason D. Walsh	23,829	$1,758,601

(1)
Reflects the aggregate market value of (i) restricted stock units granted in March 2022 that vested on March 5, 2025, determined based on a per share price of $69.00, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, (ii) shares of common stock that were received upon the vesting on March 5, 2025 of 44% of the target number of performance shares granted to our named executive officers in 2022 based on actual results over the three-year performance period, determined based on a per share price of $69.00, and (iii) for Messrs. Tiffany and Walsh, additional restricted stock units granted in August 2020 that vested on August 12, 2025, determined based on a per share price of $74.72, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units.

Pension Benefits as of December 31, 2025

The table below sets forth information regarding the present value as of December 31, 2025 of the accumulated benefits of our named executive officers in our Old Pension Plan. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)

Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$524,951
Neal E. West	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$373,916
Thomas H. Robb	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Blain A. Tiffany	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Jason D. Walsh	Kaiser Aluminum Salaried Employees Retirement Plan	—	—

(1)
Determined (a) assuming mortality according to the PRIA-2012 White Collar Retiree mortality table, projected with Scale MP-2021 and (b) applying a discount rate of 5.01% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2025

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2025. For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE (4)

Keith A. Harvey	$209,652	$388,815	$3,053,409
Neal E. West	$37,268	$43,589	$381,771
John M. Donnan	$60,516	$234,560	$1,970,194
Thomas H. Robb	$16,038	—	$16,038
Blain A. Tiffany	$25,573	$20,152	$231,725
Jason D. Walsh	$31,737	$10,114	$249,835

(1)
In each case, 100% of such amount is included in the amounts for 2025 reflected in the "All Other Compensation" column of the 2025 Summary Compensation Table above.
(2)
Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.
(3)
Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.
(4)
Of the amount reported in this column, $1,306,506 for Mr. Harvey, $134,393 for Mr. West, $737,862 for Mr. Donnan, $0 for Mr. Robb, $97,096 for Mr. Tiffany and $70,473 for Mr. Walsh were previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

Potential Payments Upon Termination or Change in Control

This section describes, and sets forth quantitative disclosure with respect to, payments and benefits to which our named executive officers would have been entitled if their employment had terminated on December 31, 2025 under various circumstances.

Voluntary Termination other than Qualified Retirement

If the employment of a named executive officer (other than Messrs. Harvey, West and Tiffany, who turned 65 during 2024 and qualified for retirement prior to December 31, 2025) had been voluntarily terminated by him on December 31, 2025, he would have forfeited all of his outstanding incentive awards, including his award under our 2025 STI Plan and all outstanding restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits.

Termination for Cause

If a named executive officer’s employment had been terminated for cause on December 31, 2025, he would have forfeited all of his outstanding incentive awards, including his award under our 2025 STI Plan and all outstanding restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits.

Termination by us without Cause or by Named Executive Officer with Good Reason - No Change in Control

Under Mr. Harvey’s amended and restated severance agreement, if Mr. Harvey’s employment had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2025, Mr. Harvey would have been entitled to receive (1) payment of his award under our 2025 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2025 base salary and 2025 STI Plan incentive target, and (3) continuation of his welfare benefits for two years commencing on December 31, 2025.

Under our Key Employee Severance Benefit Plan, if the employment of Messrs. Donnan, West, Robb, Walsh, or Tiffany had been terminated by us without cause on December 31, 2025, the named executive officer would have been entitled to (1) payment of his award under our 2025 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to the sum of his 2025 base salary and 2025 STI Plan incentive target, and (3) reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the executive officer was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to one year commencing on December 31, 2025.

If the payments payable under Mr. Harvey's amended and restated severance agreement or our Key Employee Severance Benefit Plan would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2025, then (1) all restricted stock units would have remained outstanding and would vest on their original vesting dates (or earlier in the event of disability or death or a change in control) and (2) all performance shares would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period.

Termination by us without Cause or by Named Executive Officer with Good Reason - Change in Control

Under the amended and restated severance agreement with Mr. Harvey, if the employment of Mr. Harvey had been terminated by us without cause or voluntarily terminated by him for good reason within 90 days prior to or within two years following a change in control on December 31, 2025, he would have been entitled to receive (1) payment of his award under our 2025 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 2.5 times the sum of his 2025 base salary and 2025 STI Plan incentive target, and (3) continuation of his welfare benefits for three years commencing on December 31, 2025.

Under our Key Employee Severance Benefit Plan, if the employment of each Messrs. Donnan, West, Robb, Walsh, or Tiffany had been terminated by us without cause or voluntarily terminated by him for good reason within 90 days prior to or within two years following a change in control on December 31, 2025, the named executive officer would have been entitled to (1) payment of his award under our 2025 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2025 base salary and 2025 STI Plan incentive target, and (3) reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the executive officer was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to two years commencing on December 31, 2025.

If the payments payable under Mr. Harvey's amended and restated severance agreement or our Key Employee Severance Benefit Plan would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason in connection with a change in control on December 31, 2025, then (1) all restricted stock units would have immediately vested, and (2) all performance shares would have immediately vested, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the change in control on December31, 2025.

Qualified Retirement

Messrs. Harvey, West and Tiffany turned age 65 during 2024. Under the 2025 STI Plan, if the employment of Messrs. Harvey, West or Tiffany had been terminated as a result of retirement on December 31, 2025, the last business day of 2025, such officer would have been entitled to payment of his award under the 2025 STI Plan, determined based on actual performance.

Under our equity award agreements, if Messrs. Harvey, West and Tiffany had been terminated as a result of retirement on December 31, 2025, the last business day of 2025, then (1) except for the special award of 2,500 restricted stock units granted to Mr. Tiffany effective March 5, 2023, a prorated portion of all restricted stock unit awards, determined based on the actual days of his employment during the applicable restriction period, would have remained outstanding and would vest on their original vesting dates, (2) the special award of 2,500 restricted stock units granted to Mr. Tiffany on March 5, 2023 would have been forfeited, and (3) outstanding performance shares would have remained outstanding, with the number of shares of common stock, if any, to be received by him in respect of such performance shares to be determined based on the performance level achieved during the applicable three-year performance period and prorated based on actual days of his employment during the applicable performance period.

Disability or Death

Under the 2025 STI Plan, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2025, he or his estate would have been entitled to receive a payment under the 2025 STI Plan, determined based on actual performance.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2025, then (1) all restricted stock units would have immediately vested, and (2) performance shares would have immediately vested at the target level.

Quantitative Disclosure

The table below sets forth, for each named executive officer, quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer, or his estate, if his employment had terminated on December 31, 2025, the last business day of 2025, under the following circumstances:

•
voluntary termination by the named executive officer prior to age 65, except for Messrs. Harvey, West and Tiffany, who turned age 65 during 2024;
•
termination by us for cause;
•
termination by us without cause or by the named executive officer with good reason;
•
termination by us without cause or by the named executive officer with good reason following a change in control;
•
termination at retirement at or after age 65 for Messrs. Harvey, West and Tiffany (but not for Messrs. Donnan, Robb or Walsh because none of such named executive officers had reached age 65 as of December 31, 2025);
•
termination as a result of disability; and
•
termination as a result of death.

Name	Triggering Event	Payments Earned but Unpaid (1)	Other Benefits (2)	Equity Awards (3)	Distribution of Restoration Plan Balance (4)	Total
Harvey	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$96,154	—	—	—	$96,154
	Termination by us without Cause or by NEO with Good Reason	$96,154	$6,527,772	$20,662,170	$3,053,409	$30,339,505
	Termination by us without Cause or by NEO with Good Reason Following CIC	$96,154	$7,649,209	$24,984,542	$3,053,409	$35,783,314
	Retirement	$2,223,654	—	$13,820,399	$3,053,409	$19,097,462
	Disability (5)	$2,223,654	$292,299	$20,662,170	$3,053,409	$26,231,532
	Death (6)	$2,223,654	$250,000	$20,662,170	$3,053,409	$26,189,233
West	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$55,625	—	—	—	$55,625
	Termination by us without Cause or by NEO with Good Reason	$55,625	$1,831,993	$5,382,467	$381,771	$7,651,856
	Termination by us without Cause or by NEO with Good Reason Following CIC	$55,625	2,874,284	$6,523,368	$381,771	$9,835,048
	Retirement	$848,350	—	$3,587,284	$381,771	$4,817,405
	Disability (5)	$848,350	$—	$5,382,467	$381,771	$6,612,588
	Death (6)	$848,350	$250,000	$5,382,467	$381,771	$6,862,588
Donnan	Voluntary Termination	$54,077	—	—	$1,970,194	$2,024,271
	Termination for Cause	$54,077	—	—	—	$54,077
	Termination by us without Cause or by NEO with Good Reason	$54,077	$1,829,893	$5,099,260	$1,970,194	$8,953,423
	Termination by us without Cause or by NEO with Good Reason Following CIC	$54,077	$2,868,789	$6,180,038	$1,970,194	$11,073,098
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$846,802	$331,274	$5,099,260	$1,970,194	$8,247,530
	Death (6)	$846,802	$1,000,000	$5,099,260	$1,970,194	$8,916,256
Robb	Voluntary Termination	$39,969	—	—	$231,725	$271,694
	Termination for Cause	$39,969	—	—	—	$39,969
	Termination by us without Cause or by NEO with Good Reason	$39,969	$1,477,968	$2,295,653	16,038	$3,829,628
	Termination by us without Cause or by NEO with Good Reason Following CIC	$39,969	$2,366,513	$2,805,718	16,038	$5,228,238
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$631,969	$1,581,746	$2,295,653	16,038	$4,525,406
	Death (6)	$631,969	$1,000,000	$2,295,653	16,038	$3,943,660
Tiffany	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$46,356	—	—	—	$46,356
	Termination by us without Cause or by NEO with Good Reason	$46,356	$1,156,213	$2,718,930	$231,725	$4,153,224
	Termination by us without Cause or by NEO with Good Reason Following CIC	$46,356	$2,007,438	$3,235,077	$231,725	$5,520,594
	Retirement	$759,864	—	$1,901,931	$231,725	$2,893,520
	Disability (5)	$759,864	$253,522	$2,718,930	$231,725	$3,964,041
	Death (6)	$759,864	$1,000,000	$2,718,930	$231,725	$4,710,519
Walsh	Voluntary Termination	$51,500	—	—	$249,835	$301,335
	Termination for Cause	$51,500	—	—	—	$51,500
	Termination by us without Cause or by NEO with Good Reason	$51,500	$1,644,397	$3,689,837	$249,835	$5,635,569
	Termination by us without Cause or by NEO with Good Reason Following CIC	$51,500	$2,597,985	$4,406,283	$249,835	$7,305,603
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$745,250	$1,882,493	$3,689,837	$249,835	$6,567,415
	Death (6)	$745,250	$1,000,000	$3,689,837	$249,835	$5,684,922

(1)
Includes payment for any accrued but unpaid vacation, as applicable; assumes that there is no earned but unpaid 2025 base salary at December 31, 2025, that all 2025 vacation was used, and that Messrs. Donnan, Harvey, Tiffany and West had five weeks of vacation and Mr. Robb had four weeks of vacation. For termination as a result of retirement, disability or death, also includes payment under our 2025 STI Plan, determined based on actual performance.
(2)
Includes, in the case of (x) termination by us without cause or by the named executive officer with good reason and (y) termination by us without cause or by the named executive officer with good reason following a change in control, payment under our 2025 STI Plan, determined based on actual performance, any lump sum payment, the value of any continuation of welfare benefits and the value of any continuation of perquisites, as applicable, with:
(a)
the value of any continuation of healthcare benefits (medical and dental) commencing on December 31, 2025 being determined (i) assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer’s applicable benefit continuation period, (ii) based on current COBRA coverage rates for 2026, and (iii) assuming a 10% increase in the cost of medical and dental coverage for 2027 as compared to 2026;
(b)
the value of any continuation of disability benefits commencing on December 31, 2025 being determined (i) assuming coverage throughout the applicable benefit continuation period, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Society of Actuaries 1987 GLTD table and extrapolated for ages over 62, and (v) applying a discount rate of 5.01% per annum;
(c)
the value of any continuation of life insurance benefits commencing on December 31, 2025 being determined (i) assuming coverage throughout the applicable benefit continuation period at his current election of coverage, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Pri-2012 White Collar Retiree Mortality Table for Disabled Retirees with MP-2021 Generational Mortality Improvement Projection, and (v) applying a discount rate of 5.01% per annum; and
(d)
the value of any continuation of perquisites commencing on December 31, 2025 being determined based on the estimated cost to us of continuing such perquisites for the applicable continuation period.
(3)
Reflects an amount equal to the product of $114.86, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2025, and:
(a)
in the case of termination by us without cause or by the named executive officer with good reason, a number of shares equal to (1) all restricted stock units granted to him, (2) with respect to the performance shares granted to him effective March 5, 2023, 183% of the target performance shares were earned or vested in March 2026, and (3) the target number of performance shares granted to him effective March 5, 2024 and March 5, 2025;
(b)
in the case of termination by us without cause or by the named executive officer with good reason following a change in control, a number of shares equal to (1) all restricted stock units granted to him, and (2) with respect to the performance shares granted to him effective March 5, 2024 and March 5, 2025, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2025; and
(c)
in the case of termination as a result of retirement for Messrs. Harvey, West and Tiffany, (1) except for the special award of 2,500 restricted stock units granted to Mr. Tiffany effective March 5, 2023, a prorated portion of the restricted stock units, determined based on the actual days of his employment during the applicable restriction period, would have remained outstanding and would vest on their original vesting dates, (2) with respect to the performance shares granted to him effective March 5, 2023, the actual number such performance shares earned and vested in March 2026, and (3) with respect to the performance shares granted to him effective March 5, 2024 and March 5, 2025, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period and prorated based on the actual days of his employment during the applicable performance period; and
(d)
in the case of termination as a result of disability or death, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2023, March 5, 2024 and March 5, 2025 and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, (2) with respect to the performance shares granted to him effective March 5, 2023, the actual number such performance shares earned and vested in March 2026, and (3) the target number of performance shares granted to him effective March 5, 2024 and March 5, 2025.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2023, March 5, 2024 and March 5, 2025, if the Company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery. Accordingly, the table also reflects an amount equal to the cash dividends the named executive officer would have received if the applicable number of performance shares determined as described above had been issued and outstanding and held of record by him from March 5, 2023, March 5, 2024, and March 5, 2025, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the Company does not declare any further cash dividends after December 31, 2025.

(4)
Reflects the named executive officer’s account balance under our Restoration Plan to which he was entitled. In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the table.
(5)
Certain of the named executive officers may have elected to participate in our group disability plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation, in favor of executive officers. Any disability benefits paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. The value of such benefits is not reflected in the table.
(6)
Certain of the named executive officers may have elected to participate in our group life insurance plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation in favor of executive officers. Any life insurance benefit paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. We also maintain a travel and accidental death policy for salaried employees, including our named executive officers, which would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel. Such additional life insurance benefit would be paid by a third-party insurer and not by us. Such life insurance and accidental death benefits are not reflected in the table.

Pay Ratio

For the year ended December 31, 2025, (1) the annual total compensation of Mr. Harvey, our CEO, was $7,914,836 (the same amount as reported for him for 2025 in the Summary Compensation Table above); (2) the annual total compensation of our median employee (defined below) was $94,754; and (3) the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Harvey) was 84:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies. The total compensation of the median employee for the year ended December 31, 2025 was determined in the same manner as the total compensation shown for Mr. Harvey in the 2025 Summary Compensation Table.

We identified our median employee using the following methodology:

•
we prepared a list of all employees as of December 31, 2025, which is our determination date;
•
we applied a Canadian to U.S. dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2025;

•
we ranked the annual gross income of all employees for the year ended December 31, 2025, except for Mr. Harvey, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees; and
•
we selected the employee with the median annual gross income (our "median employee").

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” to our principal executive officer (“PEO”) and to our non-PEO named executive officers and certain financial performance of the Company.

Year	Summary Compensation Table (SCT) Total for PEO ($)	Compensation actually paid to PEO (1)(2)(3) ($)	Average SCT Total for non-PEO NEOs (1) ($)	Average compensation actually paid to non-PEO NEOs (1)(2)(4) ($)	Value of Initial Fixed $100 Investment based on:		Net Income (Loss) ($ millions) (6)(7)	Adjusted EBITDA ($ millions) (7)(8)
					TSR ($)	Peer Group TSR (5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$7,914,836	$20,858,017	$2,341,042	$4,743,731	$140.26	$154.36	$113	$310
2024	$6,628,487	$6,358,235	$1,862,725	$1,863,616	$82.41	$134.78	$47	$217
2023	$6,207,860	$4,594,973	$1,934,172	$1,666,028	$80.10	$133.42	$47	$210
2022	$5,123,725	$1,614,307	$1,465,483	$639,781	$81.86	$111.20	$(30)	$142
2021	$5,505,512	$2,519,794	$2,052,660	$1,363,746	$97.62	$118.41	$(19)	$185

______________

(1)
For 2025, the PEO is Mr. Harvey and the non-PEO named executive officers are Messrs. West, Donnan, Robb, Tiffany and Walsh. For 2024 and 2022, the PEO is Mr. Harvey and the non-PEO named executive officers are Messrs. West, Donnan, Walsh and Tiffany. For 2023 and 2021, the PEO is Mr. Harvey and the non-PEO named executive officers are Messrs. West, Donnan, Walsh and Raymond D. Parkinson.
(2)
The fair value of equity awards for the purposes of calculating compensation actually paid is calculated using the same methodologies as the fair value of equity awards reported in the applicable Summary Compensation Table and adjusted for the share price and, for performance share awards, the probable outcome of the performance conditions, including as applicable as of December 31st of each applicable year.
(3)
The table below sets forth the values deducted and added to the Summary Compensation Table Total for the PEO for 2025:

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	$7,914,836	$(6,480)	$(4,212,188)	$17,161,849	$20,858,017

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Total Inclusion of Equity Values for PEO ($)
2025	$8,336,213	$8,835,779	$(10,143)	$17,161,849

(4)
The table below sets forth the values deducted and added to the average Summary Compensation Table Total for non-PEO named executive officers for 2025:

Year	Average Summary Compensation Table Total for non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to non-PEO NEOs ($)
2025	$2,341,042	$(1,165)	$(835,276)	$3,239,130	$4,743,731

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	$1,653,068	$1,533,829	$52,233	$3,239,130

(5)
For purposes of this disclosure, the peer group is the S&P 600 SmallCap Materials Index.
(6)
Net income (loss) is calculated in accordance with GAAP, as previously reported.
(7)
Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has not been retrospectively applied to the calculation of Net Income (Loss) or Adjusted EBITDA in the Pay Versus Performance table above or the related relationship graphs below.
(8)
Our company-selected measure is Adjusted EBITDA (as defined in Appendix A), which is used as the key performance metric in our short-term incentive plans.

The graphs below show the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO named executive officers and each of our previously reported Adjusted EBITDA, previously reported net income and TSR for fiscal years 2021 through 2025, plus the relationship between our TSR and Peer Group TSR for fiscal years 2021 through 2025. See the section entitled “Executive Compensation - Compensation Discussion and Analysis” for a discussion of compensation paid to our named executive officers.

Compensation Actually Paid versus Net Income

The table below describes the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO named executive officers and our previously reported Net Income (Loss) for fiscal years 2021 through 2025.

Compensation Actually Paid versus Adjusted EBITDA

The table below describes the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO named executive officers and our previously reported Adjusted EBITDA for fiscal years 2021 through 2025.

Compensation Actually Paid versus TSR

The table below shows the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO named executive officers and our cumulative TSR and between our cumulative TSR and the TSR of our peer group for fiscal years 2021 to 2025.

The table above also describes the relationship between our one-, two-, three-, four- and five-year cumulative TSR compared to the weighted average one-, two-, three-, four- and five-year cumulative TSR of the companies in the S&P SmallCap 600 Materials Index. Our TSR during 2021 through 2022 was impacted by a series of external issues and challenges initiating with the onset of the COVID-19 pandemic late in the first quarter of 2020 that negatively impacted the end markets for many of our products, including large commercial aerospace applications. In addition, while the S&P SmallCap 600 Materials Index reflects our industry sector, many of the companies included in the index were not as heavily impacted by the COVID-19 pandemic related impact on the aerospace industry.

Tabular List of Most Important Performance Measures

The following are the most important financial performance measures used by the Company to link executive compensation actually paid to our named executive officers to the Company’s performance for the most recently completed fiscal year.

Most Important Performance Measures
• Adjusted EBITDA
• Relative TSR
• Adjusted EBITDA Margin

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our executive chair and non-employee directors who served in 2025.

Director Compensation for 2025

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Michael C. Arnold	$135,000	$151,333	$5,157	$291,491
David A. Foster	$105,000	$151,333	$5,157	$261,491
Kimberly T. Glas	$155,125	$205,746	$5,321	$366,192
Richard P. Grimley	$105,000	$151,333	$5,157	$261,490
James D. Hoffman	$78,750	$107,486	$1,050	$187,286
Lauralee E. Martin	$119,500	$151,333	$5,157	$275,991
Glenda J. Minor	$109,500	$151,333	$2,934	$263,767
Teresa M. Sebastian (4)	—	—	$2,224	$2,224
Donald J. Stebbins	$112,500	$151,333	$5,157	$268,991
Brett E. Wilcox	$117,000	$151,333	$5,157	$273,491
Kevin W. Williams	$105,000	$151,333	$5,157	$261,491

(1)
Reflects (a) annual retainer of $90,000 for each non-employee director, except Mr. Hoffman, (b) any additional annual retainer for serving as Lead Independent Director or chair or member of a committee of the board of directors, (c) for Ms. Glas, who was appointed to our board in January 2025, an additional pro-rated annual retainer of $45,625 to reflect service on the board of directors of less than a full year for the 2024 to 2025 service year, and (d) for Mr. Hoffman, who was appointed to our board on September 18, 2025, a pro-rated annual retainer of $78,750 to reflect service on the board of directors of less than a full year for the 2025 to 2026 service year. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of the non-employee director's annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2025: Mr. Arnold received 918 shares of common stock in lieu of $67,762 of his annual retainer; Mr. Hoffman elected to receive 1,022 shares of common stock in lieu of $78,725 of his annual retainer; Ms. Martin elected to receive 1,626 shares of common stock in lieu of $119,491 of her annual retainer; Ms. Minor elected to receive 1,490 shares of common stock in lieu of $109,496 of her annual retainer; and Mr. Wilcox elected to receive 1,592 shares of common stock in lieu of $116,992 of his annual retainer. In each case, except for the case of Mr. Hoffman and the pro-rated annual retainer to Ms. Glas, the number of shares received was determined based on a per share price of $73.49, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to June 10, 2025, the award date of the annual retainers. In the case of Ms. Glas, the number of shares received in connection with her pro-rated annual retainer was determined based on a per share price of $75.19, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to January 1, 2025, the date she was appointed to our board of directors. In the case of Mr. Hoffman, the number of shares received was determined based on a per share price of $77.03, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to September 18, 2025, the date he was appointed to our board of directors and the award date of his annual retainer.
(2)
Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 10, 2025, in accordance with our director compensation policy described below, each non-employee director, other than Mr. Hoffman, received a grant of restricted stock having a targeted value of $140,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $73.49, resulting in the issuance of 1,905 shares of restricted stock to each non-employee director. On January 1, 2025, Ms. Glas was appointed to our board and also received a grant of restricted stock having a targeted value of $58,333; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $75.19, resulting in the issuance of 775 shares of restricted stock. On September 18, 2025, Mr. Hoffman was appointed to our board and received a grant of restricted stock having a targeted value of $105,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $77.03, resulting in the issuance of 2,385 shares of restricted stock. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2025 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. As of December 31, 2025, each non-employee director held 1,905 shares of restricted stock, except for Ms. Glas and Mr. Hoffman, who held 2,219 and 1,363 shares of restricted stock, respectively. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 11, 2026 or earlier if the director's services to our company terminate as a result of disability or death, or in the event of a change in control, except for 775 shares of restricted stock held by Ms. Glas and 1,363 shares of restricted stock held by Mr. Hoffman. The restriction on 775 shares of restricted stock held by Ms. Glas lapsed on January 10, 2026, and the restriction on 1,363 shares of restricted stock held by Mr. Hoffman will lapse on September 18, 2026. Each non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock the director holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.
(3)
Reflects dividends received on restricted stock for all directors.
(4)
Ms. Sebastian's term ended at our 2025 annual meeting, and she did not receive an annual or equity retainer for the 2025-2026 service period.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors. Our current director compensation policy was recommended by the compensation committee and approved by our board of directors In June 2024, and there were no changes made in 2025.

Pursuant to our current director compensation policy, each of our non-employee directors receives the following compensation:

•
an annual retainer of $90,000 per year; and
•
an annual grant of restricted stock having a grant date value targeted at $140,000.

In addition, pursuant to our director compensation policy, the Lead Independent Director receives an additional annual retainer of $30,000; the chair of each committee of the board, other than the audit committee, each receives an additional annual retainer of $15,000, and the members of each committee of the board, other than the audit committee, each receive $7,500 for each committee served, with all such amounts payable at the same time as the annual retainer; and each non-employee director receives $12,000 for serving on the audit committee or $22,000 for serving as the audit committee chairperson. The Executive Chairman receives compensation in his role as Executive Chairman in an amount equal to the sum of the annual retainers and meeting fees paid by the Company to its directors for service on the board and the amount of the additional annual retainer paid by the Company to the Lead Independent Director. For any director who joins our board mid-service year, we prorate the annual retainers and grant of restricted stock based on the number of months the director will serve during the applicable service year.

If the number of the Company’s board or committee meetings during the year exceeds a reasonable number of expected meetings, the Company will pay an additional meeting fee of $1,500 per day for each meeting attended in person and $750 per day for each meeting attended by phone or virtually to each affected member of the board or committee for each excess meeting.

Each non-employee director may elect to receive shares of common stock in lieu of any or all of the annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of the director's annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, as well director board education programs, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))

	(a)		(c)
Equity compensation plans approved by stockholders (1)	830,843	(2)	452,688	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	830,843	(2)	452,688	(3)

(1)
Includes awards made under the 2016 Plan and 2021 Plan. The 2016 Plan was succeeded in its entirety by the 2021 Plan on June 3, 2021, the date the 2021 Plan was approved by our stockholders and became effective. Copies of the 2016 Plan and 2021 Plan are attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 26, 2016 and Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 11, 2024, respectively.
(2)
Reflects restricted stock units covering 386,985 shares of our common stock and performance shares covering 443,858 shares of our common stock, in each case outstanding as of December 31, 2025, and does not include 19,283 shares of restricted stock that remained subject to forfeiture as of December 31, 2025 because such shares are already outstanding. The performance awards assume maximum payout, and, as a result, this aggregate reported number may overstate actual dilution.
(3)
Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 788,000 shares of our common stock (consisting of 525,000 shares that were approved in 2021 and 263,000 that were approved in 2024), plus (1) the total number of shares remaining available for awards under the 2016 Plan as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. All of these shares may be issued with respect to award vehicles other than just stock options or stock appreciation rights or other rights to acquire shares.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the Company's common stock beneficially owned as of April 17, 2026 by:

•
each named executive officer;
•
each of our current directors and director nominees;
•
all our current directors and executive officers as a group; and
•
each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 16,340,606 shares of our common stock outstanding as of April 17, 2026.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Directors and Named Executive Officers
Keith A. Harvey	71,775		*
Neal E. West	24,091	(2)	*
John M. Donnan	15,021		*
Thomas H. Robb	—		*
Blain A. Tiffany	—		*
Jason Walsh	28,339	(3)	*
Michael C. Arnold	10,659	(4)	*
David A. Foster	23,546	(4)	*
Kimberly T. Glas	2,680	(4)	*
Richard P. Grimley	6,102	(4)	*
James D. Hoffman	2,385	(4)	*
Lauralee E. Martin	8,345	(4)	*
Glenda J. Minor	3,395	(4)	*
Donald J. Stebbins	14,040	(4)(5)	*
Brett E. Wilcox	26,792	(4(6)	*
All current directors and executive officers as a group (16 persons)	212,127	(2)(3)(4)(5)(6)	1.3%
5% Stockholders
BlackRock, Inc.	2,590,775	(7)	15.9%
State Street Corporation	998,042	(8)	6.1%
Nomura Asset Management International, Inc.	907,078	(9)	5.6%
Dimensional Fund Advisors LP	812,146	(10)	5.0%

* Less than one percent.

(1)
Does not include restricted stock units held by executive officers.
(2)
Reflects shares of common stock held by the West Family Trust.
(3)
As of November 17, 2025, when Mr. Walsh took take leave from the Company for health reasons.
(4)
Includes 1,905 shares of restricted stock for all directors, except Mr. Hoffman, who holds 1,363 shares of restricted stock.
(5)
Includes 50 shares of our common stock held by a family trust.
(6)
Includes 24,887 shares of our common stock held by the Wilcox Revocable Trust.
(7)
Shares beneficially owned by BlackRock, Inc. are as reported on Amendment No. 7 to Schedule 13G filed by BlackRock, Inc. on April 29, 2025. BlackRock, Inc. has sole voting power with respect to 2,571,665 shares and sole dispositive power with respect to 2,590,775 shares. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(8)
Shares beneficially owned by State Street Corporation are as reported on Amended Schedule 13G filed by State Street Corporation on January 25, 2024. State Street Corporation has shared voting power with respect to 954,216 shares and shared dispositive power with respect to 998,042 shares. The principal address of State Street Corporation is State Street Financial Center, One Congress Street, Boston, Massachusetts 02114-2016.

(9)
Shares beneficially owned by Nomura Asset Management International Inc. and Nomura Investment Management Business Trust are as reported on Schedule 13G jointly filed by Nomura Asset Management International Inc. and Nomura Investment Management Business Trust on February 17, 2026. Nomura Asset Management International Inc. and Nomura Investment Management Business Trust have sole voting power and sole dispositive power with respect to 907,978 shares. The principal address of Nomura Asset Management International Inc. and Nomura Investment Management Business Trust is 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106-2354.
(10)
Shares beneficially owned by Dimensional Fund Advisors LP are as reported on Schedule 13G filed by Dimensional Fund Advisors LP on April 15, 2025. Dimensional Fund Advisors LP has sole voting power with respect to 789,472 shares and sole dispositive power with respect to 812,146 shares. The principal address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted any other specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2026 and the effectiveness of our internal control over financial reporting as of December 31, 2026. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the audit committee considers, among other things:

•
the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;
•
an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;
•
external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;
•
the appropriateness of Deloitte & Touche LLP's fee;

•
Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;
•
Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and
•
Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interests of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2026.

In accordance with rules of the SEC and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company. For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management. The lead audit partner was rotated in 2023.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as a critical audit matter, revenue recognition. For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2025. During the year ended December 31, 2025, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee reviewed and discussed the Company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants, and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee

Lauralee E. Martin (Chair)

Kimberly T. Glas

Glenda J. Minor

Brett E. Wilcox

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2024 and 2025, and fees billed for other services rendered by Deloitte & Touche LLP.

	2025	2024

Audit Fees(1)	$3,000,500	$2,972,520
Audit-Related Fees(2)	$95,000	—
Tax Fees (3)	$10,215	$8,902
All Other Fees (4)	$1,895	$1,895

(1)
Audit fees for 2024 and 2025 consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years. Audit fees for 2025 also include fees related to a debt offering, including the issuance of a comfort letter, and agreed-upon procedures related to the environmental financial assurance report for the State of Washington. Audit fees for 2024 also include fees related to the consent for a registration statement on Form S-8.
(2)
Audit-related fees for 2025 consist of fees for services performed in connection with our change in inventory valuation methodology.
(3)
Tax fees for 2024 and 2025 consist principally of fees for tax advisory services related to the preparation of tax returns for certain of our subsidiaries.
(4)
All other fees for 2024 and 2025 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with the Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the SEC and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit fees, audit-related fees, tax fees and other fees for 2025 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports or written representations from certain reporting persons received by us with respect to 2025, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that a Form 3 for each of Messrs. Gheorghe and Robb was filed late on January 12, 2026 and January 14, 2026, respectively, to report each of their equity ownership of the Company as of the date each of them became an officer on December 16, 2025 due to delays in receiving their filing codes.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2027 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than January 6, 2027. To be presented at the 2027 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than March 7, 2027 and no earlier than February 5, 2027, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067 and directed to the corporate secretary.

In addition to satisfying the foregoing requirements and other procedures set forth under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of nominees other than the Company’s nominees) no later than April 11, 2027 for the 2027 annual meeting; provided, however, that if the date of the 2027 annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then the notice must be provided by the later of 60 calendar days prior to the 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting is first made.

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

Franklin, Tennessee

April 28, 2026

Appendix A

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Year Ended December 31,
	2025	2024 As Adjusted[1]	2023 As Adjusted[1]

Net sales	3,373.0	3,024.0	3,087.0
Hedged cost of alloyed metal[2]	(1,919.8)	(1,567.8)	(1,621.1)
Conversion revenue	1,453.2	1,456.2	1,465.9

GAAP net income	112.5	65.7	67.8
Interest expense	50.1	43.7	46.9
Other income, net	(11.3)	(19.5)	(7.4)
Income tax provision	37.5	22.3	15.2
GAAP operating income	188.8	112.2	122.5
Restructuring costs	1.9	7.6	5.0
Non-cash asset impairment charge	-	0.4	-
Other operating NRR (gain) loss[3,4]	(3.0)	4.4	0.2
Operating income, excluding operating NRR items	187.7	124.6	127.7
Depreciation and amortization	122.5	116.4	108.6
Adjusted EBITDA[5]	310.2	241.0	236.3
Adjusted EBITDA margin[6]	21.3%	16.6%	16.1%

GAAP net income	112.5	65.7	67.8
Operating NRR items	(1.1)	12.4	5.2
Non-operating NRR items[7]	(14.3)	(19.6)	(8.9)
Tax impact of above NRR items	3.3	1.5	0.8
Adjusted net income	100.4	60.2	64.9

GAAP income per diluted share[8]	$6.77	$4.02	$4.21
Adjusted earnings per diluted share[8]	$6.03	$3.67	$4.02

Adjusted net debt
Long-term debt	1,072.3	1,050.0	1,050.0
Less: Cash and cash equivalents	7.0	18.4	82.4
Adjusted net debt	1,065.3	1,031.6	967.6
Adjusted EBITDA[5]	310.2	241.0	236.3
Net debt leverage ratio[9]	3.4	4.3	4.1

[1]

Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has been retrospectively applied to the financial information presented in Appendix A.

[2]

Hedged cost of alloyed metal is the average Midwest transaction price of aluminum plus the cost of certain alloys used in the production process plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[3]	NRR is an abbreviation for non-run-rate; NRR items are pre-tax.

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[4]	Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals and (gains) losses on the disposition of operating property, plant and equipment.
[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Adjusted EBITDA margin = Adjusted EBITDA as a percentage of Conversion revenue.
[7]	Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA gains.
[8]	Diluted shares for EPS are calculated using the two-class method
[9]	Represents Long term debt (excluding unamortized finance costs) for senior notes less cash and cash equivalents divided by Adjusted EBITDA.

The Proxy Statement contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. This Appendix A provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measure. The non-GAAP financial measures used within the Proxy Statement are conversion revenue, Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share, which exclude non-run-rate items and ratios related thereto. “Non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

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Appendix B

Kaiser Aluminum Corporation

2021 EQUITY and INCENTIVE Compensation PLAN

(Amended and Restated Effective June 4, 2026)

1.
Purpose. The purpose of this Plan is to permit award grants to non-employee Directors and officers, other employees and certain service providers of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service and/or performance.
2.
Definitions. As used in this Plan:
(a)
“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include Tandem Appreciation Rights and Free-Standing Appreciation Rights.
(b)
“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.
(c)
“Board” means the Board of Directors of the Company.
(d)
“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)
“Change in Control” has the meaning set forth in Section 12 of this Plan.
(f)
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.
(g)
“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.
(h)
“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(i)
“Company” means Kaiser Aluminum Corporation, a Delaware corporation, and its successors.
(j)
“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)
“Director” means a member of the Board.
(l)
“Effective Date” means June 3, 2021.
(m)
“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan.

1

An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)
“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
(p)
“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(q)
“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Management Objectives may (but are not required to) be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):
i.
Profits(e.g., operating income, EBIT, EBT, net income (before or after taxes), earnings per share, residual or economic earnings, economic profit – these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);
ii.
Cash Flow(e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);
iii.
Returns(e.g., profits or cash flow returns on: assets, invested capital, net capital employed, revenue, sales and equity);

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iv.
Working Capital(e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);
v.
Profit Margins(e.g., EBITDA margin, profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);
vi.
Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);
vii.
Revenues, Sales, Operating, Cost, and Stock Price Metrics (e.g., revenues, sales, revenue or sales growth, revenue or sales growth outside the United States, gross margin, gross margin growth, material margin, material margin growth, operating margin, operating margin growth, sales and administrative costs divided by sales or profits, operating or manufacturing costs, operating or manufacturing costs relative to prior periods or business plan, stock price appreciation and total return to shareholders;
viii.
Safety Performance (e.g., total case incident rate);
ix.
Quality Performance (e.g., no fault claim rate);
x.
Delivery Performance (e.g., on-time delivery rate); and
xi.
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, productivity, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(r)
“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the Nasdaq Stock Market or, if the Common Shares are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading

3

market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s)
“Option Price” means the purchase price payable on exercise of an Option Right.
(t)
“Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.
(u)
“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.
(v)
“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(w)
“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(x)
“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(y)
“Plan” means this Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective June 4, 2026.
(z)
“Predecessor Plan” means the Company’s 2016 Equity and Incentive Compensation Plan.
(aa)
“Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(bb)
“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.
(cc)
“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

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(dd)
“Shareholder” means an individual or entity that owns one or more Common Shares.
(ee)
“Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or the Appreciation Right, respectively.
(ff)
“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association, or other similar entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.
(gg)
“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5of this Plan that is granted in tandem with an Option Right.
(hh)
“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.
3.
Shares Available Under this Plan and Limitations.
a.
Maximum Shares Available Under Plan.
i.
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 1,183,000 Common Shares (consisting of 525,000 Common Shares that were approved by the Shareholders in 2021, 263,000 Common Shares that were approved by the Shareholders in 2024, and 395,000 Common Shares to be approved by the Shareholders in 2026), plus (y) the total number of Common Shares remaining available for awards under the Predecessor Plan as of the Effective Date, plus (z) Common Shares that are subject to awards granted under this

5

Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

ii.
Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.
b.
Share Counting Rules.
i.
Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under Section 3(a)(i) above.
ii.
If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.
iii.
Notwithstanding anything to the contrary contained herein: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to Option Rights or Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights and Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will be added back to the aggregate number of Common Shares available under Section 3(a)(i)of this Plan, but only for a period not to
6

exceed 10 years from the Effective Date; (D) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i)of this Plan; and (E) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

iv.
If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i)of this Plan.
c.
Limit on Incentive Stock Options. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 788,000 Common Shares.
d.
Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $700,000 (or, for an independent chair of the Board, $1,400,000).
e.
Minimum Vesting Requirements. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan, (ii) Common Shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders, which is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) any additional awards the Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under this Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service (provided that treatment of awards in connection with a Change in Control shall be subject to Section 12 of this Plan) or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

7

4.
Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
a.
Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
b.
Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
c.
Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
d.
To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
e.
Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
f.
Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before the Option Rights or installments thereof will vest. Subject to Section 12of this Plan, Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant.
g.
Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
h.
Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
i.
The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

8

j.
No Option Right will be exercisable more than 10 years from the Date of Grant.
k.
Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
l.
Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.
Appreciation Rights.
a.
The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
b.
Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
i.
Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.
ii.
Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.
iii.
Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
iv.
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will vest. Subject to Section 12of this Plan, Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement,

9

death, disability or termination of employment or service of a Participant.

v.
Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
vi.
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.
c.
Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
d.
Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
e.
Regarding Free-Standing Appreciation Rights only:
i.
Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;
ii.
Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and
iii.
No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
6.
Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
a.
Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend (subject in particular to Section 6(g) of this Plan) and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

10

b.
Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
c.
Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan below.
d.
Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
e.
Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.
f.
Notwithstanding anything to the contrary contained in this Plan, but subject to Section 12 of this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant.
g.
Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
h.
Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award, which Evidence of Award will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7.
Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

11

a.
Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
b.
Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
c.
Notwithstanding anything to the contrary contained in this Plan, but subject to Section 12 of this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant.
d.
During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
e.
Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
f.
Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award, which Evidence of Award will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.
Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
a.
Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
b.
The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which, subject to Section 12 of this Plan, may be subject to

12

continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant.

c.
Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
d.
Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.
e.
Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, shares of Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.
f.
The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
g.
Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award, which Evidence of Award will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.
9.
Other Awards.
a.
Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
b.
Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

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c.
The Committee may authorize the grant of Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements (including Common Shares granted to a Director upon such Director’s election to receive Common Shares in lieu of cash or other consideration), subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
d.
The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards under this Section 9 with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
e.
Each grant of an award under this Section 9will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
f.
Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, subject to Section 12of this Plan, in the event of the retirement, death, disability or termination of employment or service of a Participant.
10.
Administration of this Plan.
a.
This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
b.
The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
c.
To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee,

14

the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% Beneficial Owner (as defined in Section 12(b) below) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.
Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or, subject to Section 12 of this Plan, in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.
Change in Control.
a.
Except as otherwise provided for in an Evidence of Award, upon a Change in Control, all then outstanding awards granted under this Plan shall vest or be earned

15

upon the Change in Control if either (i) within a specified period, the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award. Unless otherwise provided in an Evidence of Award, awards granted under this Plan that vest or are earned subject to the achievement of Management Objectives that become vested in accordance with this Section 12will vest or be earned based on the actual achievement of the applicable Management Objectives as if the applicable performance period ended on the trading day immediately preceding the date of the Change in Control, pro-rated for the number of days that have lapsed during the period of time beginning on the first day of the performance period and continuing through the date of the Change in Control.

b.
For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
i.
The acquisition by any Person (as defined in this Section 12(b) below) of Beneficial Ownership (as defined in this Section 12(b) below) of 35% or more of the combined voting power of the then-outstanding Voting Stock (as defined in this Section 12(b)below) of the Company; provided, however, that:
1.
for purposes of this Section 12(b), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors (as defined in this Section 12(b) below); (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary; (3) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined this Section 12(b) below) that complies with clauses (A), (B) and (C) of Section 12(b)(iii) below;
2.
if any Person acquires Beneficial Ownership of 35% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (1) of Section 12(b)(i)(A) and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;
3.
a Change in Control will not be deemed to have occurred if a Person acquires Beneficial Ownership of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of

16

the Company, other than in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

4.
if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person Beneficially Owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition;
ii.
a majority of the Directors are not Incumbent Directors;
iii.
the consummation of a Business Combination (as defined in this Section 12(b) below), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Stock of the Company immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination or any Person that immediately prior to such Business Combination owns, directly or indirectly, 35% or more of the Voting Stock of the Company so long as such Person does not at such time own, directly or indirectly, more than 1% of the securities of the other corporation or other entity involved in such Business Combination to be converted into or exchanged for shares of Voting Stock of the entity resulting from such Business Combination pursuant to such Business Combination) Beneficially Owns, directly or indirectly, 35% or more of the combined Voting Power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
iv.
approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 12(b)(iii).

For purposes of this Section 12(b), (1) “Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owns” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act; (2) “Business Combination” means a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or entity, or other transaction; (3) “Incumbent Directors” means the

17

individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Shareholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (4) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act; and (5) “Voting Stock” means securities entitled to vote generally in the election of Directors (or similar governing bodies).

13.
Clawback; Detrimental Activity and Recapture Provisions.
a.
Awards granted under this Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including, without limitation, those that specifically implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (collectively, the “Compensation Recovery Policy”), and applicable sections of any Evidence of Award to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, from and after the effective date thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
b.
Otherwise, any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

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14.
Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans, which are to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders. Any such special terms, supplements, sub plans, or alternative versions of this Plan approved by the Committee may be attached as exhibits to this Plan.
15.
Transferability.
a.
Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Common Shares related to an award) or (ii) by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
b.
The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

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16.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section exceed the minimum amount of taxes required to be withheld unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a Participant under this Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.
17.
Compliance with Section 409A of the Code.
a.
To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
b.
Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan

20

and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

c.
If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
d.
Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
e.
Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.
Amendments.
a.
The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by

21

the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

b.
Except in connection with a corporate transaction or event described in Section 11of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b)is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.
c.
If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
d.
Subject to Section 18(b)hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 11 above, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.
Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

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20.
Effective Date/Termination. This Plan was originally effective as of the Effective Date. The 2024 amendment and restatement of this Plan was effective as of June 11, 2024. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of June 11, 2024, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).
21.
Miscellaneous Provisions.
a.
The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
b.
This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
c.
Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
d.
No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
e.
Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
f.
No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
g.
The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

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h.
Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
i.
If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22.
Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
a.
Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
b.
In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

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c.
Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a)or 22(b) above will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a)or 22(b) above will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2025 Annual Report to Stockholders are available at: www.envisionreports.com/KALU

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KAISER ALUMINUM CORPORATION

This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 4, 2026

The undersigned hereby appoints John M. Donnan, Keith A. Harvey and Neal E. West, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. Central Time on Thursday, June 4, 2026 at the corporate office of Kaiser Aluminum Corporation, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, AND "FOR" PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the Internet or by telephone no later than 11:59 p.m. Eastern Time, on Wednesday, June 3, 2026 (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m., Eastern Time, on Wednesday, June 3, 2026 written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computershare, PO Box 43078, Providence, RI 02940-3078 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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KAISER ALUMINUM

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to www.envisionreports.com/KALU or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote "FOR ALL" all the nominees listed in the following proposal.

1. Election of Directors:

01 - JAMES D. HOFFMAN　　02 - GLENDA J. MINOR　　03 - BRETT E. WILCOX

☐ Mark here to vote **FOR** all nominees

☐ Mark here to **WITHHOLD** vote from all nominees

☐ For All **EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐ 03 ☐

The Board of Directors recommends you vote "FOR" proposals 2, 3, and 4:

	For	Against	Abstain
2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICER AS DISCLOSED IN THE PROXY STATEMENT	☐	☐	☐
3. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026	☐	☐	☐
4. APPROVAL OF AMENDMENT AND RESTATEMENT OF KAISER ALUMINUM CORPORATION 2021 EQUITY AND INCENTIVE COMPENSATION PLAN	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

04A1JC

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